ASSET PURCHASE AGREEMENT

By And Among

Champion Enterprises, Inc.,

CRHI Acquisition Corp.,

Crest Ridge Homes, Inc.

And

The Shareholders Identified Herein






Dated January 5, 1995

                      TABLE OF CONTENTS

                                                        Page

1.   SALE AND PURCHASE OF THE PURCHASED ASSETS . . . . . . 2
     1.1     Purchased Assets. . . . . . . . . . . . . . . 2
     1.2     Assignment of Rights by Sellers . . . . . . . 4

2.   PURCHASE PRICE; ADJUSTMENT; ASSUMPTION OF CERTAIN
     LIABILITIES . . . . . . . . . . . . . . . . . . . . . 5
     2.1     Purchase Price. . . . . . . . . . . . . . . . 5
     2.2     Allocation of Purchase Price. . . . . . . .  12
     2.3     Assumed Liabilities . . . . . . . . . . . .  13

3.   REPRESENTATIONS AND WARRANTIES OF SELLERS . . . . .  15
     3.1     Organization; Good Standing . . . . . . . .  15
     3.2     Capitalization. . . . . . . . . . . . . . .  15
     3.3     Subsidiaries. . . . . . . . . . . . . . . .  15
     3.4     Authorization Relative to this Agreement. .  15
     3.5     Consents and Approvals; No Violation. . . .  16
     3.6     Financial Statements. . . . . . . . . . . .  16
     3.7     Absence of Undisclosed Liabilities. . . . .  17
     3.8     Absence of Certain Changes or Events. . . .  17
     3.9     Contracts and Commitments . . . . . . . . .  18
     3.10    Real Property . . . . . . . . . . . . . . .  20
     3.11    Licenses. . . . . . . . . . . . . . . . . .  21
     3.12    Title to Assets . . . . . . . . . . . . . .  22
     3.13    Taxes . . . . . . . . . . . . . . . . . . .  22
     3.14    Employees; Benefit Plans. . . . . . . . . .  23
     3.15    Insurance . . . . . . . . . . . . . . . . .  25
     3.16    Litigation. . . . . . . . . . . . . . . . .  25
     3.17    Compliance with Laws. . . . . . . . . . . .  25
     3.18    Environmental Matters . . . . . . . . . . .  26
     3.19    Product Liability . . . . . . . . . . . . .  28
     3.20    Warranties. . . . . . . . . . . . . . . . .  29
     3.21    Insider and Inter-Company Transactions. . .  29
     3.22    Bank Accounts and Powers of Attorney. . . .  29
     3.23    Progress Payments . . . . . . . . . . . . .  29
     3.24    Information in the HSR Act Notification
             and Report Form . . . . . . . . . . . . . .  29
     3.25    Sufficiency of Purchased Assets . . . . . .  30
     3.26    Guaranties. . . . . . . . . . . . . . . . .  30
     3.27    Equipment . . . . . . . . . . . . . . . . .  30
     3.28    Inventory . . . . . . . . . . . . . . . . .  30
     3.29    Receivables . . . . . . . . . . . . . . . .  30
     3.30    Patents and Trademarks. . . . . . . . . . .  31
     3.31    Corporate Minute Books. . . . . . . . . . .  31
     3.32    Suppliers and Customers . . . . . . . . . .  31
     3.33    Illegal Payments. . . . . . . . . . . . . .  32
     3.34    Disclosure. . . . . . . . . . . . . . . . .  32

4.   REPRESENTATIONS AND WARRANTIES OF BUYER AND
     CHAMPION. . . . . . . . . . . . . . . . . . . . . .  32
     4.1     Organization; Good Standing . . . . . . . .  32
     4.2     Authority Relative to this Agreement. . . .  32
     4.3     Consents and Approvals; No Violation. . . .  33
     4.4     Litigation. . . . . . . . . . . . . . . . .  33

5.   CERTAIN COVENANTS . . . . . . . . . . . . . . . . .  33
     5.1     Conduct of Business . . . . . . . . . . . .  33
     5.2     Certain Changes or Events . . . . . . . . .  34
     5.3     Access to Information . . . . . . . . . . .  35
     5.4     Additional Agreements . . . . . . . . . . .  36
     5.5     Communications With Agencies. . . . . . . .  37
     5.6     Financials. . . . . . . . . . . . . . . . .  37
     5.7     Takeover Proposals. . . . . . . . . . . . .  37
6.   CERTAIN AGREEMENTS AND UNDERSTANDINGS OF THE
     PARTIES . . . . . . . . . . . . . . . . . . . . . .  37
     6.1     Permitted Dividend. . . . . . . . . . . . .  37
     6.2     Employment Agreements . . . . . . . . . . .  38
     6.3     Option Agreements . . . . . . . . . . . . .  38
     6.4     Noncompetition Agreements . . . . . . . . .  38
     6.5     Security Deposits . . . . . . . . . . . . .  38
     6.6     Power of Attorney . . . . . . . . . . . . .  38
     6.7     Employees . . . . . . . . . . . . . . . . .  39
     6.8     Post Closing Receipts . . . . . . . . . . .  39

7.   CLOSING . . . . . . . . . . . . . . . . . . . . . .  39
     7.1     Closing Date. . . . . . . . . . . . . . . .  39
     7.2     Deliveries by Sellers . . . . . . . . . . .  40
     7.3     Deliveries by Buyer . . . . . . . . . . . .  40
     7.4     Certain Closing Expenses. . . . . . . . . .  40

8.   CONDITIONS TO CLOSING . . . . . . . . . . . . . . .  40
     8.1     Conditions to Obligations of Buyer and
             Champion. . . . . . . . . . . . . . . . . .  40
     8.2     Conditions to Obligations of Sellers. . . .  44

9.   SURVIVAL; INDEMNIFICATION AND RELATED MATTERS . . .  45
     9.1     Survival Past Closing . . . . . . . . . . .  45
     9.2     Indemnification by Sellers. . . . . . . . .  45
     9.3     Indemnification by Buyer and Champion . . .  46
     9.4 Certain Agreements with Respect to Unknown Liabilities, Limitation on Indemnification
             and Apportionment as Between Sellers and
             CHI
             Sellers . . . . . . . . . . . . . . . . . .  46

10.  TERMINATION OF AGREEMENT. . . . . . . . . . . . . .  49
     10.1    Events of Termination . . . . . . . . . . .  49
     10.2    Effect of Termination . . . . . . . . . . .  50
     10.3    Employees . . . . . . . . . . . . . . . . .  50

11.  ACTIONS AFTER CLOSING . . . . . . . . . . . . . . .  50
     11.1    Books and Records . . . . . . . . . . . . .  50
     11.2    Taxes . . . . . . . . . . . . . . . . . . .  50
     11.3    Name of Company . . . . . . . . . . . . . .  51

12.  BROKER. . . . . . . . . . . . . . . . . . . . . . .  51

13.  NOTICES . . . . . . . . . . . . . . . . . . . . . .  51

14.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . .  52
     14.1    Expenses. . . . . . . . . . . . . . . . . .  52
     14.2    Assignment and Succession . . . . . . . . .  52
     14.3    Entire Agreement. . . . . . . . . . . . . .  52
     14.4    Counterparts. . . . . . . . . . . . . . . .  53
     14.5    Section and Paragraph Headings. . . . . . .  53
     14.6    Governing Law and Choice of Forum . . . . .  53
     14.7    Severability. . . . . . . . . . . . . . . .  53
     14.8    Certain References. . . . . . . . . . . . .  53
     14.9    Interpretation. . . . . . . . . . . . . . .  53
     14.10   Confidentiality . . . . . . . . . . . . . .  53
     14.11   Champion Guarantee. . . . . . . . . . . . .  54
     14.12   Waiver of Bulk Transfer Compliance. . . . .  54
     14.13   Action by Sellers . . . . . . . . . . . . .  54

                  ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of this 5th day of January, 1995, by and among CHAMPION ENTERPRISES INC., a Michigan corporation ("Champion"), CRHI ACQUISITION CORP., a Michigan corporation and a wholly owned subsidiary of Champion ("Buyer"), CREST RIDGE HOMES, INC., a Texas corporation (the "Company"), and the shareholders of the Company whose names are listed at the end of this Agreement (herein called the "Shareholders") (the Company and the Shareholders are sometimes herein collectively called the "Sellers").

                    W I T N E S S E T H:

     WHEREAS, the Company is engaged in the business (the
"Business") of the design, manufacture, sale and service of manufactured housing, and desires to sell to Buyer all of the Business and all of its assets relating to the Business as more specifically set forth herein; and

     WHEREAS, the Shareholders own of record and beneficially 100% of the outstanding capital stock of the Company and, intending to be parties to the undertakings, covenants, representations and warranties of the Company contained herein, have agreed to cause the Company to enter into this Agreement and consummate the transactions contemplated hereby, and, in their capacity as shareholders, to enter into this Agreement and consummate the transactions contemplated hereby; and

     WHEREAS, the Buyer desires to purchase from the Company all of the Business and such assets and in that connection will assume certain specified obligations related to the Business on the terms and conditions set forth herein; and

     WHEREAS, contemporaneously herewith Champion, CHI
Acquisition Corp., a Michigan corporation ("CHI Buyer"),
Chandeleur Homes, Inc., an Alabama corporation ("CHI") and shareholders of CHI ("CHI Shareholders" and together with CHI the "CHI Sellers") are entering into an Asset Purchase
Agreement (the "CHI Purchase Agreement") pursuant to which
CHI Buyer will purchase from CHI the business and assets of CHI and will assume certain of the liabilities of CHI; and

     WHEREAS, the terms and conditions of this Agreement and the CHI Purchase Agreement are similar in all material respects except for provisions relating to the specific transactions contemplated thereunder (including, by way of example and not of limitation, the purchase price, hold back, earn-out targets and similar matters); and

     WHEREAS, certain provisions of this Agreement and the CHI Purchase Agreement pertaining to the assumption of liabilities and baskets and caps with respect to indemnification are interdependent; and

     WHEREAS, it is fundamental to Champion's, Buyer's and CHI Buyer's willingness to enter into this Agreement and the CHI Purchase Agreement that the Company, the Shareholders, CHI and the CHI Shareholders agree to the provisions of this Agreement or the CHI Purchase Agreement, as applicable, including, but not limited to, the assumption of liabilities and indemnification provisions; and

     WHEREAS, it is a condition to the consummation of the transactions contemplated in this Agreement and in the CHI
Purchase Agreement that all such transactions close simultaneously.

     NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1.      SALE AND PURCHASE OF THE PURCHASED ASSETS

             1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, and to the accuracy of the representations and warranties herein contained, on the Closing Date (as defined in Section 7.1 below), Sellers shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase, receive and accept, as they exist on the Closing Date, all of the Business and goodwill of the Company and all of the assets and properties owned by, leased to or otherwise used by the Company, whether tangible or intangible, and wherever located (the "Purchased Assets"), it being understood that the Purchased Assets include, and as of the Closing Date shall include, all of the assets necessary for the conduct by Buyer of the Business as it is now and on the Closing Date shall be conducted by the Company. Without limiting the generality of the foregoing, the Purchased Assets shall include:

             (a) All equipment (as defined in the Uniform Commercial Code of the State of Texas, (the "UCC")) and, to the extent not otherwise constituting equipment as defined above, all other items of tangible personal property, in each case whether or not capitalized on the Company's books (including, without limitation, the items listed on Exhibit 1(a) hereto) (collectively, the "Equipment").

             (b)    All inventory (as defined in the UCC)
whether on hand or in transit and including consigned inventory (the "Inventory").

             (c) All accounts, chattel paper, documents and instruments (all as defined in the UCC), including all accrued interest receivable and also including any security held by the Company for the payment thereof (including, without limitation, the items described on Exhibit 1(c) hereto) (the "Receivables") and all general intangibles (as defined in the UCC) of the Company and, to the extent not otherwise constituting general intangibles as defined above, any interest of the Company in any and all claims by the Company against any other person, whether now accrued or hereafter to accrue, contingent or otherwise, known or unknown, including, but not limited to, all rights under express or implied warranties from manufacturers, vendors and suppliers (except as they may pertain to liabilities of the Company other than the Assumed Liabilities (as defined in Section 2.3 below)), claims for collection or indemnity, claims in bankruptcy, and choses in action.

             (d)    The real property described on
Exhibit 1(d) hereto together with all tenements, hereditaments and appurtenances thereto, and all improvements thereon.

             (e)    All cash, cash equivalents and amounts
held on deposit in all savings, checking, money market, investment and other accounts of any nature or character
(including, without limitation, the accounts listed on Exhibit 1(e) hereto).

             (f) All right, title, benefit and interest of the Company in and to (i) all patents, patent rights, patent licenses and patent applications (including any patents issuing on such applications), (ii) trademarks, trademark rights, trademark licenses, trademark registrations and applications (including any trade marks issuing on such registrations and applications), (iii) trade names and trade name rights, assumed names and other forms of business identification, (iv) copyrights, copyright licenses, copyright registrations and applications (including any copyrights issuing on such registrations and applications), (v) inventions, discoveries, improvements, designs and prototypes (whether patentable or unpatentable),
(vi) trade secrets, manufacturing and engineering drawings, process sheets, specifications, bills of material, formulae and secret and confidential processes, know-how, shop rights, technology and other industrial property, (vii) contracts with employees or other persons relating in whole or in part to disclosure, assignment or patenting of any of the items described in (v) and (vi) above, and (viii) logos, in each case presently owned or held, in whole or in part, by the Company or as to which the Company has any interest of any kind (including, without limitation, the items listed on Exhibit 1(f) attached hereto).

             (g)    The full benefit of (i) any and all
purchase orders placed with, and accepted by, the Company on, or prior to, the Closing Date, and which have not been completely performed, or filled, prior to the Closing Date, covering the purchase from the Company of products to be supplied by the Company, or covering the rendition by the Company of service on products supplied by the Company (including all deposits, progress payments and credits) (including, without limitation, those items, if any, listed on Exhibit 1(g) hereto); (ii) the purchase orders placed by the Company prior to the Closing Date in the ordinary course of business which have not been completely performed prior to the Closing Date, covering the purchase by the Company of supplies or materials entered into by the Company in the ordinary course of business; and (iii) the leases of real and personal property and other agreements listed in
Exhibit 1(g) hereto (collectively, the "Contracts and
Commitments").

             (h)    All policies of insurance and rights to
make claims and other rights thereunder (whether now or at anytime heretofore in force and effect and including, without limitation, all insurance covering the Company, the Business, the Purchased Assets and all keyman and other insurance on the lives of the Shareholders and any other person in which the Company has any interest and further including, without limitation, the policies of insurance listed on Exhibit 1(h) hereto).

             (i)    All books and records which pertain
directly or indirectly, in whole or in part, to the operation of the Business, including without limitation, those relating to the Purchased Assets, the Assumed
Liabilities, customers, suppliers, advertising, promotional material, sales, services, delivery, internal organization, employees, accounting and financial matters and/or operations of the Company.

             (j) All security deposits, prepaid expenses, credits and similar items.

             (k)    All transferable local, state and
federal franchises, licenses, bonds, permits and similar items pertaining to the Business and/or the Purchased Assets
(including, without limitation, the items described in Exhibit 1(k) hereto) (the "Permits").

             (l) The Business conducted by the Company as a going concern, including any and all goodwill connected therewith, telephone and facsimile numbers, yellow page advertisements, and the Company's right to use the name "Crest Ridge Homes, Inc." and all related names and derivations thereof.

             (m)    All other property, assets, and rights,
real or personal, tangible or intangible owned by the Company or in which the Company has any interest and any kind whatsoever.

             All Exhibits described in this Section 1.1
(except 1.1(g)(ii) and (iii)) shall be updated by Sellers as of the Closing Date. Exhibit 1(g) may be updated by Sellers as of the Closing Date to add items described in
Section 1.1(g)(ii) and (iii) with the written consent of Buyer.

             1.2 Assignment of Rights by Sellers. On the Closing Date, without limiting the generality of Section 1.1 hereof, Sellers shall assign to Buyer all of the Sellers' rights under the Contracts and Commitments (and, as provided in Section 2.3, Buyer shall assume and agree to perform the unexecuted portion of the Company's obligations thereunder).

                    1.2.1  Absence of Consent.
Notwithstanding the foregoing, there shall not be assigned to Buyer any Contract or Commitment if an attempted assignment thereof without the consent of the other party or parties thereto would constitute a breach thereof or in any way adversely affect the rights of the Company thereunder and such consent is not obtained, or if an attempted assignment would be ineffective or would affect the rights of the Company thereunder so that Buyer would not, in fact, receive the benefits thereof. Sellers covenant and agree that the beneficial interest in and to any such agreement shall, to the extent permitted by the relevant agreement and/or by law, pass to Buyer, and Sellers covenant and agree: (a) that they will hold and declare that they hold all such agreements in trust for the benefit of Buyer, its successors and assigns, from and after the Closing Date;
(b) to use best efforts to obtain and secure any and all consents and approvals that may be necessary to effect such assignment or assignments of the same; (c) to make or complete such assignment or assignments as soon as reasonably possible; and (d) to cooperate with Buyer in any other reasonable arrangement designed to provide for actions necessary to enable the Company to fulfill any such agreements until an effective assignment thereof to Buyer can be obtained, and the parties agree to cooperate and take all necessary actions, including accountings between parties, to assure that Buyer shall receive all of such benefits, rights, obligations and duties under such agreements. The provisions of this Section 1.2.1 do not constitute a waiver of the conditions to Closing contained in Section 8.1(c) hereof.

     2.      PURCHASE PRICE; ADJUSTMENT; ASSUMPTION OF
CERTAIN LIABILITIES

             2.1    Purchase Price.  The purchase price for
the Purchased Assets (the "Purchase Price") shall, in addition to the Assumed Liabilities, be an amount equal to Fourteen Million Four Hundred Thousand and 00/100
($14,400,000.00) Dollars as adjusted as provided in
Section 2.1.5 hereof.

                    2.1.1  Payment of Purchase Price.  The
Purchase Price shall be paid on the Closing Date (as hereinafter defined) by certified or cashiers check payable to the Company or by wire transfer in immediately available funds to an account designated by the Company in an amount equal to the Purchase Price, less the Hold Back Amount and the Earn-out Payment (as those terms are defined in Sections 2.1.2 and 2.1.3 below).

                    2.1.2  Hold Back Amount.  Buyer shall
retain from the Purchase Price the amount of $1,000,000 (the "Hold Back Amount") to be applied and paid by Buyer as provided in this Section 2.1.2. The Hold Back Amount less the Final Shortfall Amount (as defined in Section 2.1.5), if any, shall be paid by Buyer to the Company within thirty
(30) days after final determination of the Audited Closing Stockholders Equity and the Audited 1994 EBIT and resolution of all questions and disputes with respect thereto as provided in Section 2.1.5, but subject in any event to the rights of Buyer and Champion under Sections 2.1.4 and 2.1.5. The Hold Back Amount less the Final Shortfall Amount, if any, shall be paid by certified or cashiers check payable to the Company or by wire transfer to an account designated by the Company.

                    2.1.3  Earn-out Payment.  Buyer shall
retain from the Purchase Price the amount of $3,400,000 (the
"Earn-out Payment") to be applied and paid by Buyer only as provided in this Section 2.1.3 and Section 2.1.4.

                    (a)  If, and only if, Buyer shall meet
             one of the three Alternative EBIT Tests
             described below, the Earn-out Payment together with interest thereon at an annual rate of seven percent (7%) from the Closing Date until paid shall be paid by Buyer, on behalf and at the direction of the Company, directly to the Shareholders in pro rata amounts equal to each such person's respective percentage ownership of the common stock of the Company as reflected in Exhibit 3.2 hereto, subject to Buyer's and Champion's rights set forth below in Section
             2.1.4 and 2.1.5.  Payment of the Earn-out
             Payment to the persons entitled thereto shall be made within thirty (30) days after the determination by Champion of EBIT (as defined below) for the period in question by check payable to the applicable person or by wire transfer in immediately available funds to an account designated by such person. Interest shall be computed on the basis of a year of 365 or 366 days as the case may be for the actual number of days elapsed.

                    (b)  The "Alternative EBIT Tests" are as
             follows:

                    Total EBIT     Period of Time

             Test 1 $ 3,500,000     12 Months Ended
                                    December 30, 1995

             Test 2 $ 6,000,000     24 Months Ended
                                    December 28, 1996

             Test 3 $ 5,000,000     36 Months Ended
                                    January 3, 1998

             Buyer need only achieve one of the Alternative
             EBIT Tests to be required to pay the Earn-out
             Payment. The Total EBIT levels are to be determined for the entire applicable period.

                    (c)  For purposes of this Section 2.1.3,
             "EBIT" means earnings before interest and federal income taxes and before payment and accrual of all bonuses under the Employment Agreement to be entered into by Buyer and John E. Drake referred to in Section 6.2 hereof. In computing EBIT, there shall be no deduction for allocation of corporate overhead of Champion and its affiliates and there shall be no effect given to accounting adjustments relating to Champion's acquisition of the Purchased Assets, but there shall be deducted any and all expenses of Buyer, including reasonable expenses incurred by Champion on behalf of Buyer and billed by Champion to Buyer for outside accounting and legal services, and for insurance coverage if the cost thereof is not greater than that which would be obtainable by Buyer, separately, for similar coverage, and for such similar matters as may be agreed to from time to time by Champion and Buyer's President. In the event that Champion determines in its discretion that it is appropriate to provide a special one-time warranty reserve in addition to the $300,000 warranty reserve to be included in the Audited Closing Financial Statements pursuant to
             Section 2.1.5 hereof, such special warranty reserve will not be taken into account in determining EBIT for purposes of this Section
             2.1.3.  However, other changes in warranty
             reserves based on operations of Buyer will be taken into account in determining EBIT. For purposes of EBIT calculation, the EBIT of the Company for the period from January 1, 1995 to the Closing Date shall be taken into account. EBIT shall be determined by the internal accounting staff of Champion in accordance with GAAP (as hereinafter defined) from the books and records of Buyer. Sellers shall have thirty (30) days after receipt of the calculation of EBIT to deliver to Buyer and Champion notice of any objections thereto. Any such notice of objections shall be in writing and shall state, in reasonable detail, the basis for each objection and the amount of adjustment Sellers believe is required in respect thereto. In the event that Buyer, Champion and Sellers cannot agree with respect to the calculation of EBIT within thirty (30) days after the delivery of a notice of objections or such later date as may be agreed upon by Buyer, Champion and Sellers, the dispute shall be resolved by binding arbitration by Ernst & Young, LLP or if Ernst & Young, LLP is unable or unwilling to so serve any other independent accounting firm agreed upon by Buyer, Champion and Sellers (the "Independent Accounting Firm"). Any items not in dispute shall be deemed stipulated by Buyer, Champion and Sellers and shall not be determined by the Independent Accounting Firm. The determination of the Independent Accounting Firm shall be binding and conclusive upon the matters determined thereby and may be entered as a judgment by any court of competent jurisdiction. All costs and expenses relating to the services provided by the Independent Accounting Firm shall be paid equally by Buyer and Sellers.

                    (d)  The Shareholders and the Company
             have entered into certain arrangements with respect to the distribution of the net assets of the Company to the Shareholders upon dissolution of the Company, which dissolution is expected to occur shortly after the Closing Date. Pursuant to such arrangements, the Company and the Shareholders hereby irrevocably direct Buyer to disburse the Earn-out Payment pursuant to the provisions of this Section
             2.1.3 on behalf of the Company directly to the Shareholders. The amount of the Earn-out Payment shall be subject to, and reduced by, all rights of Champion and Buyer under Sections 2.1.4 and 2.1.5.

                    2.1.4  Offset and Liquidated Damages.

                    (a)  Subject to the further provisions
             of this Section 2.1.4, Buyer and/or Champion shall have the right at any time and from time to time to apply all or any portion of the Hold Back Amount and/or the Earn-out Payment against the amount of any claim Buyer or Champion may have against any of the Sellers for indemnification under Section 9.2 hereof or otherwise under this Agreement. Buyer and/or Champion shall give Sellers written notice of the intention to exercise its or their rights under this Section 2.1.4, which notice shall describe, in reasonable detail, the claim asserted by Buyer and/or Champion against any of Sellers for indemnification under Section
             9.2 or otherwise under this Agreement. Sellers shall have forty-five (45) days, or such shorter or longer period as may be agreed upon by Buyer, Champion and Sellers, to fully cure and resolve such claim to the reasonable satisfaction of Buyer and/or Champion as applicable. If the claim is so cured and resolved within such time, Buyer and/or Champion shall not exercise its or their rights under the first sentence of this Section 2.1.4. If the claim is not so cured and resolved within such time, Buyer and/or Champion may exercise such rights. Payment of the Hold Back Amount and Earn-out Payment by Buyer shall be extended during any period in which Buyer and/or Champion shall have given a written notice to Sellers under this Section 2.1.4 and for an additional period of 10 days after the expiration of the period during which Sellers shall have been afforded the opportunity to cure and resolve the claim described in such notice. The rights available to Buyer and Champion under this Section 2.1.4 shall be supplementary and in addition to any and all other rights and remedies available to Buyer and to Champion under this Agreement or otherwise under applicable law.

                    (b)  In addition, in the event that the
             employment of any of the Executives (as defined in Section 6.2 hereof) that is a Shareholder is terminated by Buyer for cause (as defined in the applicable Employment Agreement executed by the applicable Executive pursuant to
             Section 6.2 hereof) or by the Executive for any reason (other than as a result of death or disability as defined in such Employment Agreement) or in the event that any Shareholder shall breach any of such Shareholder's respective obligations under the Non-Competition Agreement executed and delivered by such Shareholder pursuant to Section 6.4 hereof, Buyer may retain the proportionate amount of the Hold Back Amount and the Earn-Out Payment otherwise payable to such person as liquidated damages. In the event the Company shall breach any of its obligations under the Non-Competition Agreement executed and delivered by it pursuant to Section 6.4 hereof, Buyer may retain the entire amount of the Hold Back Amount and the Earn-Out Payment otherwise payable to any of the Shareholders as liquidated damages.

                    (c)  Each of the Sellers acknowledges
             and agrees that the execution and delivery by each of the Executives that is a Shareholder of the Employment Agreements and the execution and delivery by the Company and each of the Shareholders of the Non-Competition Agreements, and the terms thereof, are material inducements to the willingness of Buyer and Champion to execute and deliver this Agreement and to consummate the transactions contemplated herein. Each of Sellers further acknowledges and agrees that the termination of employment of one or more of the Executives by the Company for cause or by the Executive for any reason (other than death or disability) and/or breach by one or more of the Sellers of such Seller's obligations under the Non-Competition Agreements will cause irreparable injury to Buyer and Champion and that money damages, in themselves, will not provide an adequate remedy. Accordingly, each of the Sellers further acknowledges and agrees that the right of Buyer to retain the Hold Back Amount and the Earn-Out Payment as provided in this
             Section 2.1.4 is reasonable in view of the damages and injury that will be suffered by Buyer and Champion in such events. The rights available to Buyer and Champion under this
             Section 2.1.4 shall be supplementary and in addition to any and all other rights and remedies available to Buyer and/or Champion under this Agreement, the employment Agreements, the Non-Competition Agreements or otherwise under applicable law in respect of any of the matters referred to herein.

                    2.1.5  Purchase Price Adjustments.

                    (a)  Sellers shall prepare and deliver
     to Champion and Buyer as promptly as practicable an unaudited balance sheet as of December 30, 1994 (the "Preliminary 1994 Balance Sheet") and a related statement of income of the Company of and for the year ended December 30, 1994 (together with the Preliminary 1994 Balance Sheet, the "Preliminary 1994 Financial Statements"). Buyer shall be entitled to appoint representatives, which may be members of its internal accounting staff or its independent certified public accountants, to participate in and observe the preparation of the Preliminary 1994 Financial Statements. The Preliminary 1994 Financial Statements
     (u) shall contain line items substantially consistent with the line items in the audited financial statements of the Company of and for the period ended December 31, 1993; (v) shall be prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"), except to the extent the requirements of clause (x) shall not be in accordance with GAAP; (w) shall fairly present the financial position of the Company as of the date indicated and the results of its operations for the period indicated; (x) shall contain accruals for (1) the Permitted Dividend (as defined in Section 6.1 hereof); (2) all expenses to be borne by the Company in connection with the transactions contemplated herein; and (3) a warranty reserve of $300,000; (y) shall be accompanied by a certificate of the President of the Company to the effect of clause
     (v), (w) and (x) above; and (z) shall be accompanied by a calculation of the Preliminary 1994 Stockholders Equity and Preliminary 1994 EBIT (as defined below) certified by the President of the Company. Prior to the Closing the Preliminary 1994 Financial Statements and such calculations shall have been delivered by Sellers to Champion and Buyer and any questions or disputes with respect thereto shall have been resolved to the satisfaction of Champion and Buyer.

                    (b)  In the event that the Preliminary
     1994 Stockholders Equity is less than $1,175,000 or the Preliminary 1994 EBIT is less than $2,850,000, Champion and Buyer may terminate this Agreement.

                    (c)  Sellers shall cause Hart & Duggan,
     certified public accountants (the "Auditor") to prepare audits ("Audits") of (i) the balance sheet and related statements of income, retained earnings and cash flows of the Company of and for the year ending December 30, 1994 (as adjusted as provided below, the "Audited 1994 Financial Statements"), and (ii) a balance sheet of the Company as of the Closing Date (the "Audited Closing Balance Sheet") and a related statement of income of the Company for the period of December 30, 1994 to the Closing Date (collectively, the "Audited Closing Date Financial Statements" and, together with the Audited 1994 Financial Statements, the "Audited Closing Financial Statements"). In connection with the preparation of the Audited Closing Financial Statements, the Company shall conduct physical inventories as of December 30, 1994 and the Closing Date, which physical inventories shall be observed by the Auditor. A copy of such inventories shall be delivered to Buyer and Champion with the Audited Closing Financial Statements. Buyer and Champion shall be entitled to appoint representatives, which may be members of their internal accounting staff or their independent certified public accountants, to participate in and observe the preparation of the Audited Closing Financial Statements and in such inventory. The Audited Closing Financial Statements
     (w) shall contain line items substantially consistent with the line items in the audited financial statements of the Company of and for the period ended December 31, 1993, (x) shall be prepared in accordance with GAAP except to the extent the requirements of clause (z) below shall not be in accordance with GAAP, (y) shall fairly present the financial position of the Company as of the dates indicated and the results of its operations for the periods indicated, and (z) shall contain accruals for (1) the Permitted Dividend,
     (2) all expenses to be borne by the Company in connection with such transactions, and (3) a warranty reserve of $300,000.

                    (d)  In preparation of the Audits, the
     Auditor shall conduct the examination of the Company in accordance with generally accepted auditing standards. The Auditor shall use its best efforts to complete the Audits as soon as possible after the Closing Date and the Audited Closing Financial Statements shall be delivered to Buyer and Sellers immediately upon completion thereof, together with a calculation of the Audited Closing Stockholders Equity and the Audited 1994 EBIT (as those terms are defined below) of the Company and its work papers, and its opinion that the foregoing were prepared in accordance with this Section. Sellers, Buyer and Champion shall have thirty
     (30) days after receipt by them of the Audited Closing Financial Statements, the calculation of the Audited Closing Stockholders Equity and the Audited 1994 EBIT of the Company and the Auditor's work papers to deliver a written notice to the other of any objections thereto. Any such notice of objections shall be in writing and shall state, in reasonable detail, the basis for each objection and the amount of adjustment which the party giving the notice believes is required in respect thereto. In the event that Buyer, Champion and Sellers cannot agree with respect to the Audited Closing Financial Statements or the calculation of the Audited Closing Stockholders Equity or the Audited 1994 EBIT within thirty (30) days after the delivery of a notice of objections or such later date as may be agreed upon by Buyer, Champion and Sellers, the dispute shall be resolved by arbitration by the Independent Accounting Firm. Any items not in dispute shall be deemed stipulated by Buyer, Champion and Sellers and shall not be determined by the Independent Accounting Firm. The determination of the Independent Accounting Firm shall be binding and conclusive upon the matters determined thereby and may be entered as a judgment by any court of competent jurisdiction. All costs and expenses relating to the services provided by the Independent Accounting Firm shall be paid equally by Buyer and Sellers.

                    (e)  In the event that the Audited
     Closing Stockholders Equity and/or the Audited 1994 EBIT of the Company is less than the amounts specified below, then the aggregate of the amount(s) of the difference(s) times the multiplier(s) set forth below (the "Final Shortfall Amount") shall be deducted from the Hold Back Amount and if the Shortfall Amount exceeds the Hold Back Amount, the Sellers shall immediately repay to Buyer the amount of the difference together with interest at an annual rate of seven percent (7%) from the Closing Date until paid in full, and, to the extent not paid in full, Buyer may deduct such amount from the Earn-out Payment in addition to exercising any other rights available to Buyer under this Agreement or applicable law.
Item
AmountMultiplierAudited Closing
Stockholders Equity
$1,175,0001.0Audited 1994 EBIT$2,850,0005.0
             (f) For purposes hereof the following terms shall have the following meanings:

             "Audited 1994 EBIT" and "Preliminary 1994 EBIT" mean, respectively, earnings before interest and federal income taxes for the twelve month period ended December 30, 1994, which shall be based upon the Audited 1994 Financial Statements or the Preliminary 1994 Financial Statements, as applicable, as the same may be adjusted upon resolution of any questions or disputes with respect thereto pursuant to Section 2.1.5 above.

             "Audited Closing Stockholders Equity" and
     "Preliminary 1994 Stockholders Equity" mean, respectively, an amount equal to the stockholders equity account reflected in the Audited Closing Balance Sheet or the Preliminary 1994 Balance Sheet, as applicable, as the same may be adjusted upon resolution of any questions or disputes with respect thereto pursuant to Section 2.1.5 above.

             2.2    Allocation of Purchase Price.  The
allocation of the Purchase Price among the Purchased Assets will be mutually agreed to by Champion, Buyer and the Company in accordance with the applicable provisions of the Code (as hereinafter defined) as promptly as practicable after the receipt of the Audited Closing Date Financial Statements and resolution of all questions or disputes with respect thereto and Buyer and the Company will thereupon execute and deliver duplicate IRS Forms 8594, with an allocation of the Purchase Price in accordance with such determination and will file all other returns and reports in a manner consistent with the allocations in this Section.

             2.3    Assumed Liabilities.

                    2.3.1  On the Closing Date, and subject
to the terms and conditions of this Agreement, Buyer shall assume the Assumed Liabilities. Sellers agree that, except only for the Assumed Liabilities pursuant to this Section
2.3.1 and the Unknown Company Liabilities pursuant to
Section 9.4(b) in an amount not exceeding the Sellers Basket Amount (as those terms are defined and as determined pursuant to Section 9.4 hereof), neither Buyer nor Champion is assuming any liabilities of any of the Sellers, whether accrued, absolute, contingent, known or unknown, or otherwise, and whether due or to become due.

                    2.3.2  For the purposes of this
Agreement, the "Assumed Liabilities" shall include only
(a) those trade payables and other liabilities of the Company identified in the Preliminary 1994 Balance Sheet in an amount not exceeding that indicated therein together with changes therein identified in the Audited Closing Balance Sheet and agreed upon by Champion and Buyer, (b) any executory obligations of continued performance of the Company arising in the ordinary course of business under any Contracts and Commitments which become performable or payable on, or subsequent to, the Closing Date, (c) Warranty Obligations (as defined below), (d) the recourse liability of the Company under the repurchase and floor plan financing agreements identified on Exhibit 2.3 hereto, (e) the other liabilities, if any, specifically identified on Exhibit 2.3 hereto in a maximum amount not exceeding the amount indicated thereon and (f) liabilities arising from the litigation identified on Exhibit 3.16 hereto (the "Assumed Litigation"). For purposes of clarity, and without limiting
Section 2.3.3, it is agreed that neither Buyer nor Champion is assuming any obligation or liability of any Shareholder or any Taxes (or liability therefor) of any of the Sellers except only to the extent specifically accrued on the Audited Closing Balance Sheet and as expressly assumed pursuant to Section 2.3.2(a) above. Included as part of
Exhibit 3.20 hereto are copies of all forms of warranty of the Company presently in force with respect to any product of the Company. At Buyer's request, Sellers shall furnish to Buyer any and all documents and information available to any of them relative to any warranty or claimed warranty.
As used herein, "Warranty Obligations" shall mean the obligations set forth and detailed in Exhibit 3.20 regarding the Company's obligations to repair or replace the Company's products sold by the Company to the purchaser thereof or the original retail buyer, and such obligations of the Company under any implied warranties that may be imposed by operation of law.

                    2.3.3  Neither Buyer nor Champion shall
assume or have any liability or obligation whatsoever for any liabilities or obligations whatsoever of the Company, whether accrued, absolute, contingent, known or unknown, or otherwise, and whether due or to become due, other than the Assumed Liabilities pursuant to Section 2.3.1 and the Unknown Company Liabilities pursuant to Section 9.4(b) but not in excess of the Sellers Basket Amount (as determined in accordance with Section 9.4) (collectively, "Excluded Liabilities"). The Sellers agree to discharge, promptly when due, Excluded Liabilities up to the Sellers Cap Amount (as that term is defined and as determined in accordance with Section 9.4). For purposes of clarity, neither Buyer nor Champion shall assume or have any liabilities or obligations whatsoever for any liabilities or obligations whatsoever of any of the Shareholders, whether accrued, absolute, contingent, known or unknown, or otherwise, and whether due or to become due (collectively, the "Shareholder Liabilities"). Each Shareholder agrees to discharge, promptly when due, such Shareholder's Shareholder Liabilities.

                    2.3.4  Any instruments executed and
delivered by Buyer in connection with the assumption of the Assumed Liabilities shall contain express and specific provisions to the effect that in respect of any Assumed
Liabilities:

                    (a)  Buyer shall have the right to
     resist, contest, defend against, litigate, compromise and/or otherwise dispose of any and all Assumed Liabilities to such extent and in such manner as Buyer, in its sole discretion shall deem desirable, advisable, and for its best interest, and Buyer shall be deemed to have performed its obligations pursuant to such instruments notwithstanding such resistance, contest, defense against, litigation, compromise or other disposition, so long as, and to the extent that, Sellers shall not be required to pay, satisfy, discharge or perform any of the Assumed Liabilities; and

                    (b)  Nothing contained in any such
     instrument or in this Agreement shall be construed:

                         (1)  as enlarging or extending
             in any manner, or to any extent (i) the
             statute of limitations applicable to any of the Assumed Liabilities or (ii) the rights which any owner, holder or obligee of any of the Assumed Liabilities had or may have in respect thereto against Sellers;

                         (2)  as rendering valid or
             enforceable against Buyer any of the
             Assumed Liabilities which, for any reason whatsoever, would not have been valid and enforceable against Sellers; or

                         (3)  as rendering valid and
             enforceable against Buyer to a greater
             extent, or in a different manner, any of the Assumed Liabilities which would have been valid, or enforceable against Sellers only partially, conditionally, contingently or to a limited extent, or in a limited manner.

     3.      REPRESENTATIONS AND WARRANTIES OF SELLERS

     The Sellers hereby represent, warrant and agree, as of the date of this Agreement and as of the Closing Date, as follows, each of which shall be deemed to be independently material and to have been relied upon by Buyer and Champion:

             3.1    Organization; Good Standing.  The
Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, has full power and authority, corporate and other, to own and operate its property including the operation of leased property), and to carry on the Business as it is now being conducted, and is duly qualified or licensed as a foreign corporation to do business and is in good standing in any other jurisdictions (all of which other jurisdictions, if any, are listed on Exhibit 3.1 hereto) in which the character of the property owned or the nature of the Business transacted by it makes such qualification or licensing necessary. Except as set forth on Exhibit 3.1 hereto, the Company has not used or assumed any other name in connection with the Business during the past five years.
             3.2    Capitalization.  The Company's
authorized capital stock consists solely of 1,000 shares of common stock, $1.00 par value, of which 1,000 shares of common stock are validly issued and outstanding, fully paid and non-assessable. The Shareholders own of record and beneficially 100% of the outstanding capital stock of the Company in the respective amounts set forth in Exhibit 3.2 hereto. There are no outstanding options, rights, warrants or other commitments entitling any person to purchase or otherwise subscribe for or acquire any shares of capital stock of the Company, nor is there presently outstanding any security convertible into or exchangeable for shares of capital stock of the Company, nor has the Company or any Shareholder entered into any agreement with respect to any of the foregoing.

             3.3    Subsidiaries.  The Company has no
subsidiaries and does not own, directly or indirectly, any interest or investment in any other corporation, partnership or other entity whatsoever.

             3.4    Authorization Relative to this
Agreement. The Sellers have the full legal right and power and all authority and approval required by law to enter into this Agreement and the documents and instruments to be executed and delivered by them pursuant hereto, and to perform fully their obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto have been duly and effectively authorized by all requisite corporate action (including the approval of its board of directors and Shareholders). No corporate authorization is necessary on the part of the Company for the entry into this Agreement by the Shareholders and consummation by the Shareholders of the transactions contemplated hereby. This Agreement and the documents and instruments to be executed and delivered pursuant hereto are and will be duly executed and delivered by the Sellers and are and will be the legal, valid and binding obligations of the Sellers, enforceable against each of them in accordance with their terms, except to the extent to which enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws relating to the enforcement of creditors rights and by general principles of equity (regardless whether brought in an action at law or in equity).

             3.5    Consents and Approvals; No Violation.
Except as disclosed on Exhibit 3.5 hereto, the execution, delivery and performance by the Sellers of this Agreement and the documents and instruments to be executed and delivered by any of them pursuant hereto do not and will not: (a) violate any provision of the Company's articles of incorporation or by-laws; (b) require any consent, approval, authorization or action by, notice or disclosure to, or filing or registration with, or permit of, any governmental body, agency or official, court or any other person except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing of a certificate of amendment to the articles of incorporation of the Company and other filings required under the Texas Business Corporation Act to change the Company's name as contemplated in Section 11.3 hereof;
(c) contravene or constitute a default under any indenture, mortgage, lease or other agreement to which the Sellers (or any one of them) is a party or is bound, or by which any of the properties or assets of the Sellers (or any one of them) may be bound or affected; or (d) result in a violation of any law, statute, ordinance, regulation, judgment, injunction, order, decree or award of any court or governmental authority or body having jurisdiction over the Sellers (or any one of them) or is bound, or by which any of the properties or assets of the Sellers (or any one of them) may be bound or affected.

             3.6    Financial Statements.

                    3.6.1  Exhibit 3.6 hereto contains (a)
the balance sheets of the Company as of January 1, 1993 and December 31, 1993, and the related statements of income, retained earnings and cash flows for the fiscal years then ended, together with the notes thereto, reviewed in the case of 1992, and audited in the case of 1993, by the firm of Hart & Duggan, certified public accountants and (b) the unaudited balance sheet of the Company as of December 2, 1994, and the related statement of income for the period then ended (collectively, the "Financial Statements"). The Financial Statements are true and correct in all material respects, have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved and fairly present the financial position of the Company as of the dates indicated and the results of its operations for the periods then ended. The financial statements referred to in Section 3.6.1(a) have been prepared in accordance with and comply with the requirements of Regulation S-X promulgated by the Securities and Exchange Commission.

                    3.6.2  The Audited Closing Financial
Statements and the Preliminary 1994 Financial Statements, when delivered, will comply with Section 2.1.5 hereof.

             3.7    Absence of Undisclosed Liabilities.
Except as and to the extent reflected or reserved against in the Financial Statements, or disclosed in any Exhibit hereto, the Company had no liabilities or obligations, as of the dates thereof (other than obligations of continued performance under the Contracts and Commitments and other than commitments and arrangements incident to the normal conduct of business which are terminable at will), known or unknown, secured or unsecured (whether accrued, absolute, contingent or otherwise), including, without limitation, Tax liabilities due or to become due. Except as and to the extent reflected or reserved against in the balance sheet included in the Closing Audited Financial Statements or disclosed in any Exhibit hereto, the Company will have incurred no liabilities or obligations since December 2, 1994 other than current liabilities incurred in the ordinary course of business or in connection with the transactions contemplated hereby.

             3.8    Absence of Certain Changes or Events.
Since December 31, 1993, except as described in Exhibit 3.8 hereto, there has not occurred any event or condition which has or may be expected to have an adverse effect on the properties, assets, liabilities (whether absolute, contingent, accrued or otherwise), condition (financial or otherwise), results of operations, business, affairs or prospects of the Company, and, without limiting the generality of the foregoing, the Company has not
(a) incurred any obligation or liability, secured or unsecured (whether accrued, absolute, contingent or otherwise), whether due or to become due, except current liabilities in the ordinary course of business; (b) discharged or satisfied any lien or encumbrance, or paid any obligation or liability, except current liabilities becoming due in the ordinary course of business; (c) mortgaged, pledged, or subjected to any Encumbrance (as defined in Section 3.12 below) any of the Purchased Assets; (d) sold, transferred, licensed or otherwise disposed of any of the Purchased Assets other than in the ordinary course of business consistent with past practice; (e) suffered any damage, destruction or loss (whether or not covered by insurance) adversely affecting the Purchased Assets; (f) acquired any capital stock or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any person, firm or corporation; (g) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body affecting its financial condition, its property or its business operations involving a claim in excess of $10,000; (h) entered into any transaction other than in the ordinary course of business;
(i) changed the authorized or issued capital stock of the Company, increased its funded indebtedness, or made any declaration, setting aside or payment of any dividend or any other distribution in respect of its capital stock (other than the Permitted Dividend); (j) experienced any labor disturbance; (k) varied, canceled or allowed to expire any insurance coverage; (l) terminated or received any notice of termination of any contract, lease, trademark, patent, copyright or trade name protection or other agreement; (m) suffered any taking or seizure of all or any part of the Purchased Assets by condemnation or eminent domain; (n) made any change in accounting principles or methods, or in the manner of keeping books, accounts and records of the Company; (o) failed to maintain the Purchased Assets in the ordinary course of business consistent with past practice;
(p) made any payment or other distribution or disbursement of moneys or property to or on behalf of any officer, director or Shareholder of the Company or any member of their immediate families, or any affiliate thereof, other than payment of compensation or reimbursement of expenses in accordance with past practice and other than described in clause (i) above; or (q) entered into any agreement or made any commitment to do any of the things described in the preceding subsections (a) through (p) of this Section 3.8.

             3.9    Contracts and Commitments.

                    3.9.1  Exhibit 1(g) hereto contains
true, complete and correct lists of all of the Contracts and Commitments, other than purchase orders placed by or with the Company covering the payment or receipt by the Company of $250,000 or less or which, regardless of amount, will not be fully performed within six months of the date of the purchase order. All Contracts and Commitments are in full force and effect without amendment thereto (unless such amendments are clearly noted) and the Company is and shall be entitled to all benefits thereunder.

                    3.9.2  Concurrent with the delivery of
Exhibit 1(g) hereto, and included as a part of such Exhibit, Sellers have delivered to Buyer true, complete and correct copies of all Contracts and Commitments. All Contracts and Commitments are the result of bona fide, arms-length transactions and are legal, valid and binding obligations of the parties thereto enforceable in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws relating to the enforcement of creditors rights and by general principles of equity (whether brought in a proceeding at law or in equity).

                    3.9.3  Except as set forth in
Exhibit 3.9 hereto, no default or alleged default exists on the part of the Company, nor, to the best knowledge of Sellers, on the part of any other party, under any Contract or Commitment and there exists no state of facts which, after notice or lapse of time, or both, would constitute a default or breach in connection with any Contract or Commitment. For purposes of this subsection, the word "default" includes, but is not limited to, the failure to comply with any condition precedent under the provisions of any such Contract or Commitment. Except as set forth in
Exhibit 3.9 hereto, Sellers have received no information which might reasonably indicate that any party to a Contract or Commitment is unable or unwilling to perform under such Contract or Commitment.

                    3.9.4  Except only as set forth in
Exhibits 1(g) or 3.9 or any other Exhibit to this Agreement, the Company is not a party to any other written or oral contract, including, but not limited to, any:

                    (a)  contract not made in the ordinary
     course of business other than this Agreement;

                    (b)  employment (including any agreement
     with respect to leased employees) or consulting contract which is not terminable without cost or other liability to the Company, or any successor thereof, upon notice of thirty (30) days or less;

                    (c)  contract with any labor union;

                    (d)  bonus, pension, profit-sharing,
     retirement, stock purchase, hospitalization, insurance or similar plan providing for employee benefits or other Plan (as defined in Section 3.14 below);

                    (e)  lease with respect to any property,
     real or personal, whether as lessor or lessee;

                    (f)  contract for the future purchase of
     materials, supplies, merchandise or equipment which is in excess of the requirements of the Business of the Company now booked or the requirements of the Company for its normal operating inventories;

                    (g)  contract, other than a purchase
     order placed by or with the Company, for the performance of services for or by the Company which is not terminable without cost or other liability to the Company, or any successor thereof, upon notice of thirty (30) days or less;

                    (h)  insurance policy or contract;

                    (i)  contract, other than a purchase
     order placed by or with the Company, continuing for a period of more than six (6) months from its date, which is not terminable by the Company without cost or other liability to the Company, or any other successor thereof, upon notice of thirty (30) days or less;

                    (j)  loan agreement or other contract
     for money borrowed;

                    (k)  agreement or arrangement for the
     sale of any kind of its assets, property or rights or the grant of any preferential rights to purchase any of its assets, properties, or rights, including, without limitation, customer bids and orders, terms and conditions of sale, warranties, franchises, dealer or distributor agreements or requiring the consent of any party to the transfer or assignment of any such assets, property or rights;

                    (l)  agreement restricting in any manner
     the conduct of the Business or the ownership or use of the Purchased Assets;

                    (m)  agency, sales representative or
     similar agreement;

                    (n)  warranties relating to the
     Equipment or any of the other Purchased Assets;

                    (o)  license agreements (including
     computer software licenses), agreements relating to the Intellectual Property (as defined in Section 3.30) or the intellectual property of any other person and franchise agreements;

                    (p)  return policy and product
     warranties relating to products manufactured or distributed by the Company and rebate, credit or allowance arrangements;

                    (q)  contracts, agreements or other
     understandings or arrangements between the Company and any Shareholder, director, officer or employee (including any leased employee), or any member of their immediate families, or any affiliate thereof, which may affect the Business, the Purchased Assets or the Assumed Liabilities; or

                    (r)  any purchase order placed by or
     with the Company covering the payment or receipt by the Company of $250,000 or more or which, regardless of amount, will not be fully performed within six months of the date of the purchase order.
             3.10  Real Property.

                    3.10.1  Exhibit 1(d) hereto contains a
true and complete list of all real property that is owned, leased or subleased by the Company or as to which the Company has any interest of any kind including, without limitation, all office, manufacturing and warehouse facilities (the "Real Estate"). True and complete copies of all deeds, leases, subleases and other agreements and instruments relating to the Real Estate have been delivered to Champion and Buyer. All buildings and other improvements on the Real Estate are located within the boundaries of each particular parcel of Real Estate and do not encroach upon such boundaries. No building or other improvement situated on any adjacent real estate is encroaching upon any of the boundaries of the Real Estate.

                    3.10.2  Except as described in
Exhibit 3.10 hereto, the use of the Real Estate by the Company and the conduct therein of its Business have not violated, and are not expected to violate, in any material respect, any federal, state or local law, ordinance, rule or regulation. The Real Estate has an adequate water supply and sewage and waste disposal, or facilities therefor, as are sufficient for the operation of existing business of the Company.

                    3.10.3  The buildings and improvements
located on the Real Estate and the ownership, operations and maintenance thereof as now owned, operated and maintained, do not (i) contravene in any material respect any ordinances, statutes, regulations, covenants, or deed restrictions, including those relating to zoning, building use, air or water pollution, waste disposal, sanitation and noise control, or (ii) violate in any material respect any provision of federal, state or local law. Consummation of the transactions contemplated herein will not cause the zoning for any of the Real Estate to become non-complying by virtue of elimination of a grandfather clause or for any other reason.

                    3.10.4  The buildings and other
improvements on the Real Estate, including the plumbing, electrical, mechanical, water, water pumping and sewage systems are in good operating condition and repair, sufficient for the uses intended and not in violation in any material respect of any applicable governmental rule or regulation or any other legal requirements, including health and fire codes and other similar regulations.

                    3.10.5  The Real Estate has sufficient
and adequate vehicular and pedestrian access rights to and from public streets and rights-of-way contiguous to the Real Estate and adequate parking is available and in compliance with all applicable zoning ordinances and laws.

                    3.10.6  There exists no pending or, to
the best knowledge of the Sellers, threatened condemnation or similar proceeding with respect to, or which could affect, the Real Estate.

                    3.10.7  Except as described in
Exhibit 3.10 hereto, the Company has not contracted for the furnishing of labor or materials to the Real Estate which will not be paid in full prior to the Closing Date.

             3.11 Licenses. Except as disclosed on Exhibit 3.11, the Company possesses all patents, franchises, permits, licenses, certificates and consents required from any governmental authority or any other person necessary to enable the Company to carry on its Business as now conducted and to own and operate its properties (including leased property) as now owned and operated and all such patents, franchises, permits, licenses, certificates and consents will remain in full force and effect following consummation of the transactions contemplated by this Agreement.
Attached hereto as Exhibit 3.11 is a true and complete list of all patents, franchises, permits, licenses, certificates and consents used in connection with or applicable to the Business.

             3.12  Title to Assets.  Except as disclosed on
Exhibit 3.12 hereto, the Company has good and marketable title to all of the Purchased Assets, free, clear and discharged of and from all mortgages, liens, security interests, pledges, demands, claims, charges, leases, subleases, licenses, easements or other rights of use or occupancy of another person and other encumbrances whatsoever ("Encumbrances"), and the sale to Buyer of the Purchased Assets will not give rise to any Encumbrance thereon. At the Closing, Buyer will receive good and marketable title to the Purchased Assets free, clear and discharged of and from all Encumbrances other than any Encumbrances that Buyer may grant to its lenders.

             3.13  Taxes.

                    3.13.1  For the purposes hereof, "Tax"
or "Taxes" shall mean all federal, state, county, local, and other taxes (including, without limitation, income taxes, premium taxes, single business taxes, excise taxes, sales taxes, use taxes, value added taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, transfer taxes, stamp taxes, employment, unemployment and payroll related taxes, withholding taxes, governmental charges and assessments), and includes interest, additions to tax and penalties with respect thereto.

                    3.13.2  The Company has made a valid
election pursuant to section 1362(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code") to which the persons who were shareholders of the Company on the date of that election have made valid consents pursuant to section 1362(a)(2) of the Code, effective not later than the taxable year of the Company commencing July 9, 1992 (the "First S Year"), to be treated as an S Corporation within the meaning of section 1361(a)(1) of the Code. For the First S Year and all subsequent taxable years of the Company, the Company at all times qualified as an S Corporation and incurred no liability for federal income tax (including under sections 1374 and 1375 of the Code).

                    3.13.3  Each of the Sellers (a) has
filed all federal, state and local Tax returns required by law in the legally prescribed time and manner, and paid all Taxes due and payable; (b) has made all payments required by any governmental program of workers' social security or unemployment compensation; (c) has withheld and paid over to the appropriate governmental authority all amounts required by law to be withheld from the wages or salaries of employees; (d) is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing; and (e) has paid or will pay over to the appropriate governmental authority all sales or use Taxes referable to such Seller, and has made or will make provisions for payment of all such Taxes accrued as of such date, but not yet due. There are no claims pending or, to the best knowledge of the Sellers, threatened against any of the Sellers for past due Taxes, nor are there any outstanding waivers or agreements by any of the Sellers for the extension of the time for the assessment of any Tax. No election has been made by any of the Sellers under section 341(f) of the Code.

                    3.13.4  The sale by the Sellers of the
Purchased Assets and the acquisition thereof by Buyer, are exempt from, and will not result in the imposition of or liability for, any sales, use, transfer or similar Taxes except in connection with the transfer of any motor vehicles constituting a portion of the Purchased Assets. Sellers acknowledge and agree that if for any reason the sale of all or any portion of the Purchased Assets (other than any motor vehicles) is determined not to be exempt from such Taxes, the Purchase Price includes and is inclusive of any and all such Taxes and that Buyer has paid such Taxes to Seller and Sellers have collected such Taxes from Purchasers.

                    3.13.5  Pursuant to the provisions of
Sections 151.006, 151.151 and 151.302 of the Texas Tax Code and 34 Texas Administrative Code Section 3.285 relating to exemption for sales for resale, Buyer will deliver to the Company at Closing a Texas Sales Tax Resale Certificate with respect to the Inventory.

                    3.13.6  Within the time required by
applicable law, Sellers shall file Tax returns with the Internal Revenue Service, the State of Texas and other taxing authorities and shall pay any Taxes that are due.
Sellers shall request confirmation from the Comptroller of the State of Texas, or the Comptroller's designated representative, to the effect that all Tax returns required to be filed have been filed by the Company and all Taxes shown on such returns have been paid. Sellers shall promptly deliver the original copy of such confirmation to Buyer.

                    3.13.7  The Sellers hereby waive all
confidentiality regarding any Taxes that are payable to the State of Texas and agrees that the Comptroller of the State of Texas may release to Buyer the Sellers' known Tax liability. The Sellers agree to execute any separate waivers of confidentiality as may be required by Buyer or the Comptroller of the State of Texas to implement the terms of this paragraph.

             3.14  Employees; Benefit Plans.

                    3.14.1  Attached hereto as Exhibit 3.14
is a true and complete list of the names and current compensation rates of all present directors, officers and employees of the Company whose annual compensation is $50,000 or more, together with a summary showing as to each such person the salary, bonuses, additional compensation and other like benefits, if any, paid or payable to such persons for the fiscal year ended December 30, 1994.

                    3.14.2  Exhibit 3.14 also contains a
true and complete list of all bonus, profit sharing, stock purchase, stock option, pension, retirement, health, welfare, severance pay or any other current or deferred remuneration or compensation plan, arrangement or practice (sometimes herein collectively called the "Plans") for the employees (including leased employees) of the Company, salaried and nonsalaried, union and non-union, including any formal or informal plans, and the funding arrangements with regard thereto. Accurate and complete descriptions of all Plans have been provided to Buyer. Except as described in the Financial Statements, or as disclosed on Exhibit 3.14, the Company has no Plan currently in existence which is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). No retired employee (including leased employees) of the Company is receiving or is entitled to receive any payments, health or other benefits from the Company.

                    3.14.3  None of the Company's employees
is covered by a collective bargaining agreement and there is no union or other organization seeking or claiming to represent any such employees.

                    3.14.4  There is not now, nor has there
been in the past, any strike, lock-out, sit-down, slow-down, grievance or other labor dispute or trouble of any nature whatsoever pending or threatened against the Company. The Company is and has been in compliance in all material respects with all laws regulating wages and/or hours and other conditions of employment of employees.

                    3.14.5  All accrued obligations of the
Company, Advanced Employment Concepts, Inc. and each former employee leasing company that has leased or otherwise furnished any employees to the Company at any time in the past (each a "Former Employee Leasing Company") relating to employees (including leased employees) and agents of the Company, whether arising by operation of law, by contract, or by past service, for payments to trusts or other funds or to any governmental agency, or to any individual employee or agent (or his heirs, legatees, or legal representatives) with respect to unemployment compensation benefits, profit sharing or retirement benefits, or social security or other benefits have been paid by the Company, Advanced Employment Concepts, Inc. or such Former Employee Leasing Company, as applicable. All obligations of the Company, Advanced Employment Concepts, Inc. and each Former Employee Leasing Company as an employer or principal relating to employees (including leased employees) or agents, whether arising by operation of law, by contract, or by past practice, for vacation and holiday pay, bonuses, and other forms of compensation which are or may become payable to such employees (including leased employees) or agents prior to the Closing Date, have been and will be paid by them prior to the Closing Date.

     3.14.6 The Company has entered into a certain Agreement for Services with Advanced Employment Concepts, Inc. dated May 28, 1994, a true copy of which is included as part of Exhibit 1(g) hereto (the "Leased Employees Agreement"). The Leased Employees Agreement is one of the Contracts and Commitments and all representations, warranties and covenants of Sellers contained herein with respect to the Contracts and Commitments (including, but not limited to, Section 3.9 hereof) apply as well to the Leased Employees Agreement. The Company is not now and will not be as of the Closing liable under any of the provisions of
Section 4 (Indemnity) of the Leased Employees Agreement and no state of facts exists or will exist as of the Closing Date that may give rise to any such liability. No guarantee or security agreement has been executed or delivered by any of the Sellers under the Leased Employees Agreement and none is required to be so executed or delivered notwithstanding anything to the contrary contained in the Leased Employees Agreement.

     3.14.7 Notwithstanding anything to the contrary contained herein, all representations, warranties, covenants and indemnities of the Sellers set forth in this Agreement with respect to employees, employment arrangements, benefit plans, Taxes and similar matters shall be deemed to be representations, warranties, covenants and indemnities with respect to such matters whether employees or leased employees and whether under the Leased Employee Agreement or otherwise.

             3.15  Insurance.  Attached hereto as Exhibit
1(h) is a true and complete list of all insurance policies in force with respect to the Purchased Assets and the Business of the Company and the annual premiums payable thereon. True and complete copies of such insurance policies have been delivered to Champion and Buyer. All such policies are adequate to insure the risks covered thereby. The Company is not in default in any respect under any such policy.

             3.16  Litigation.  Except as disclosed on
Exhibit 3.16 hereto, there are no legal actions, suits, arbitrations, or other legal or administrative proceedings or investigations before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, pending or, to the best knowledge of Sellers, threatened against or otherwise affecting the Company or involving any properties, assets or business of the Company (including the Purchased Assets). To the best knowledge of Sellers, there is no fact or facts existing which might result in, nor is there any basis for, any such action, suit, arbitration, or other proceeding or investigation. None of the Sellers is a party to or subject to any order, writ, injunction, decree, judgment or other restriction of any federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality which has or could have an adverse effect on the Business, the Purchased Assets or the Assumed Liabilities or on any of the Sellers' ability to enter into this Agreement or consummate the transactions contemplated hereby.

             3.17  Compliance with Laws.  Except as
disclosed in this Agreement or in any Exhibit hereto, the Company has complied with and is in compliance with, and has not received notice of any violation of, any and all applicable laws, rules, regulations and ordinances regulating or relating to the Company's Business, the Purchased Assets or the Assumed Liabilities in effect from time to time. All of the Company's products are and have been, at the time of sale, in compliance with all construction, safety and other standards imposed on the Business by statute, rule or regulation of any governmental authority (federal, state or local) or industry association.

             3.18  Environmental Matters.

                    (a)  The following terms used in this
     Section 3.18 have the meanings set forth below:

                         (i)  "Environmental Laws"
             means the (1) Toxic Substance Control Act,
             15 U.S.C. Sec. 2601 et seq., (2) National
             Historic Preservation Act, 16 U.S.C. Sec. 470 et seq., (3) Coastal Zone Management Zone
             Act of 1972, 16 U.S.C. Sec. 1451 et seq.,
             (4) Rivers and Harbors Act of 1899, 33
             U.S.C. Sec. 401 et seq., (5) Clean Water Act,
             33 U.S.C. Sec. 1251 et seq., (6) Flood
             Disaster Protection Act, 42 U.S.C. Sec. 4001 et seq., (7) National Environmental Policy
             Act, 42 U.S.C. Sec. 4321 et seq.,
             (8) Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sec. 6901 et seq.
             ("RCRA"), (9) Clean Air Act, 42 U.S.C.
             Sec.7401 et seq., (10) Comprehensive
             Environmental Response Compensation and
             Liability Act, 42 U.S.C. Sec. 9601 et seq.
             ("CERCLA"); (11) Hazardous Materials
             Transportation Act, 49 U.S.C. Sec. 1801 et seq., (12) Safe Drinking Water Act, 42
             U.S.C. Sec. 300f et seq., (13) Emergency
             Planning and Community Right-to-Know Act,
             42 U.S.C. Sec. 11001 et seq., (14) Federal
             Insecticide, Fungicide and Rodenticide
             Act, 7 U.S.C. Sec. 136 et seq.,
             (15) Occupational Safety and Hygiene Act,
             29 U.S.C. Sec. 685 et seq., and (16) all other federal, state, county, municipal and local, foreign and other statutes, laws, regulations and ordinances which relate to or deal with protection of human health or the environment, all as may be from time to time amended.

                        (ii)  "Hazardous Substance(s)"
             means (1) any flammable or combustible
             substance, explosive, and/or radioactive material, hazardous waste, toxic substance, pollutant, contaminant and/or any related materials or substance identified in and/or regulated by any of the Environmental Laws, and (2) asbestos, polychlorinated biphenyls, urea formaldehyde, chemicals and/or chemical wastes, explosives, known carcinogens, petroleum products and by-products
             (including fraction thereof) and radon.

                       (iii)  "Property" means any
             parcel of real estate now or heretofore
             owned by the Company or in which the
             Company has or had any interest, including any lessee's interest, any interest held as security for an obligation and all Formerly Owned Property.

                        (iv)  "Formerly Owned Property"
             means all Property owned, leased or
             operated by the Company or any of their
             respective Subsidiaries at any time in the past, but not owned as of the Closing
             Date. A true and correct list, including the address and the county in which such property is located, is set forth in
             Exhibit 3.18 hereto.

                    (b)  Except as described in Exhibit 3.18
     hereto, the Company is now and has at all times been in compliance with all Environmental Laws. Except as described in Exhibit 3.18 hereto, no Hazardous Substances have been released, emitted or disposed of, or otherwise deposited, on or in the Property. A true and correct list of all Hazardous Substances now or heretofore used or generated by the Company is set forth in Exhibit 3.18 hereto.

                    (c)  Except as described in Exhibit 3.18
     hereto, no activity has been undertaken on the Property that would cause or contribute to:

                         (i)  the Property becoming a
             treatment, storage or disposal facility
             within the meaning of RCRA or any similar state law or local ordinance;

                        (ii)  a release or threatened
             release of any Hazardous Substances; or

                       (iii)  the discharge of
             pollutants or effluents into any water
             source or system or into the air, or the dredging or filling of any waters, that would require a permit under the Federal
             Water Pollution Control Act, 33 U.S.C.
             Sec. 1251 et seq., the Clean Air Act, as amended, 42 U.S.C. Sec. 7401 et seq., or any similar foreign or state law or local ordinance.

                    (d)  Except as described in Exhibit 3.18
     hereto, there are no substances or conditions in or on the Property that may support a claim or cause of action under any Environmental Law.

                    (e)  Except as described in Exhibit 3.18
     hereto, there are not, and never have been, any underground storage tanks located in or under the Property.

                    (f)  The Company has obtained all
     material Permits required by all applicable
     Environmental Laws, and all such Permits are in full force and effect. Except as described in Exhibit 3.18 hereto, the Company is and has at all times been in compliance in all material respects with all such Permits.

                    (g)  Except as described in Exhibit 3.18
     hereto, neither the Company nor its directors, officers, employees or agents have generated or transported any Hazardous Substances at any time which have been transported to or disposed of in any landfill, waste processing facility or other facility, which transportation or disposal could create liability to any unit of government or any third party. The Company has not received any request for response action, administrative or other order (or request therefor), judgment, complaint, claim, investigation, request for information or other request for relief in any form relating to any facility where Hazardous Substances generated or transported by the Company have been disposed of, placed or located. A true and correct list of all transporters, landfills and other facilities now or heretofore used by the Company and its directors, officers, employees or agents is set forth in Exhibit 3.18. In addition, the Company has provided Buyer or its agents copies of, or access to, all manifests and records maintained by the Company relating to such transporters, landfills and other facilities.

                    (h)  Except as described in Exhibit 3.18
     hereto, there are no pending or threatened claims, investigations, administrative proceedings, litigation, regulatory hearings or requests or demands for remedial or response actions or for compensation, with respect to the Property, alleging noncompliance with or violation of any Environmental Law or seeking relief under any Environmental Law.

                    (i)  Except as described in
     Exhibit 3.18, the Property is not and never has been listed on the United States Environmental Protection
     Agency's National Priorities List of Hazardous Waste
     Sites or any other list, schedule, log, inventory or record of hazardous waste sites maintained by any federal, state or local agency.

                    (j)  The Company has disclosed and
     delivered to Buyer all environmental reports and investigations which the Company has ever obtained or ordered with respect to the Property.

             3.19  Product Liability.  The Company has
adequate insurance against loss or damage arising out of product liability or similar claims, copies of the insurance policies of which have been delivered to Buyer and Champion and are listed on Exhibit 1(h) hereto. Such insurance covers all incidents of loss which have occurred prior to the date hereof or which may occur resulting from products sold by the Company prior to the Closing. Each claim made against the Company (whether or not covered by insurance) for loss or damage arising out of product liability or similar claims for the period from and including January 1, 1992 to the date hereof and which individually is $10,000 or more is described in Exhibit 3.19.

             3.20 Warranties. There are no oral or written warranties on the products sold by the Company, whether express or implied, other than as set forth in Exhibit 3.20 hereto and any implied warranties that may be imposed by operation of law.

             3.21  Insider and Inter-Company Transactions.

                    (a)  A true and complete list and brief
     description of all contracts or other transactions involving the Company with respect to which any officer, director, employee or Shareholder, any member of their immediate families, or any affiliate thereof, has any interest is set forth in Exhibit 3.21 hereto.

                    (b)  Except as set forth in Exhibit 3.21
     hereto the Company is not indebted to any of its officers, directors, employees or Shareholders, or any member of their immediate families, or any affiliate thereof, except for amounts due as normal salary, bonuses, wages, commissions, reimbursements of ordinary business expenses or ordinary business advances of the Company in accordance with past practice.

             3.22  Bank Accounts and Powers of Attorney.
Exhibit 3.22 hereto contains a true and complete list of the names and locations of all banks or other financial institutions which are depositories of funds of the Company, the names of all persons authorized to draw or sign checks or drafts upon such accounts and the number of such accounts and the names and locations of any institutions in which the Company has safe deposit boxes and the names of the individuals having access thereto, and all outstanding powers of attorney granted by or on behalf of the Company.

             3.23 Progress Payments. Exhibit 3.23 hereto contains a true and complete list and description of all security deposits, progress payments, credits and the like the Company has received relating in any way to any purchase orders, leases or other agreements which are part of the Purchased Assets.

             3.24 Information in the HSR Act Notification and Report Form. None of the information supplied (or to be supplied) by the Company or the Shareholders for inclusion or incorporation by reference in the Notification and Report Form to be filed with the Federal Trade Commission ("FTC") and the Department of Justice ("DOJ") in connection with the transactions contemplated hereby (the "HSR Form") will, at the time the HSR Form is filed with the FTC and DOJ and at all relevant times thereafter, contain any untrue statement of a material fact or omit to state any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The HSR Form will comply in all material respects with the HSR Act and the rules and regulations thereunder.

             3.25  Sufficiency of Purchased Assets.  The
Purchased Assets constitute all of the property and assets, real, personal and mixed, tangible and intangible, as are used or useful in or are necessary for the conduct of the Business in accordance with present practices.

             3.26  Guaranties.  There are no outstanding
obligations or liabilities currently owed by the Company pursuant to the guaranties listed in Exhibit 2.3, nor any current recourse liabilities or obligations under any of the repurchase or floor plan financing agreements identified in
Exhibit 2.3, and no claims have been made, and the Company is not aware of any basis for any claims to be made, against the Company pursuant thereto.

             3.27  Equipment.  The Equipment is in good
operating condition and in a state of good repair sufficient for the conduct of normal operations without the necessity of any known capital expenditure in excess of $50,000 in the aggregate. The Company's assets and properties (including leased property) are adequate to enable the Company to conduct its Business as now being conducted. Sellers are not aware of any major capital expenditure that will be required on the part of the Company within one year from the date of this Agreement.

             3.28 Inventory. The Inventory of the Company shown on the latest of the Financial Statements and the Inventory that will be shown on the Preliminary 1994 Financial Statements, the Audited 1994 Financial Statements and the Audited Closing Balance Sheet consists and will consist of raw materials, work in process, and finished goods of a quality and quantity usable or salable in the normal course of the Business of the Company, except for any slow moving, obsolete inventory or inventory of below-standard quality all of which has been written off or written down to realizable value. The valuation at which the Inventory is carried reflects and will reflect the normal inventory valuation policy of the Company of stating inventory at the lower of cost (first-in-first-out-method) or market and its regular costing standards with respect to work in process and finished goods inventory.

             3.29  Receivables.  The Receivables shown on
the latest of the Financial Statements and which will be shown on the Preliminary 1994 Financial Statements, the Audited 1994 Financial Statements and the Audited Closing Balance Sheet result from and will result from bona fide sales made by the Company in the ordinary course of business and have been collected or will be collectible in the ordinary course after provision for doubtful accounts as shown on the latest of the Financial Statements and to be shown on the Preliminary 1994 Financial Statements, the Audited 1994 Financial Statements and the Audited Closing Balance Sheet. The amounts due, or to become due, in respect of the Receivables are not in dispute and there are no and will not be any setoffs or counterclaims asserted against any of the Receivables.

             3.30 Patents and Trademarks. Attached hereto as Exhibit 1(f) is a true and complete list of all trademarks, trademark applications, service marks, and the United States Federal or State registrations thereof and any such foreign registrations, trade names, United States and foreign patents and patent applications, and copyrights (the "Intellectual Property") used in connection with the Business of the Company owned by or licensed to the Company, all of which are in full force and effect. Patent applications, if any, shall be disclosed to Buyer on a separate confidential list. Except as disclosed on Exhibit 3.30, (a) the Company is the sole and exclusive owner or licensee of the Intellectual Property and has the sole and exclusive right to use the Intellectual Property on or with respect to the products of the Company in the same manner in which they have been or are now being used, (b) there are no claims, demands or proceedings pending, or to the best knowledge of Sellers, threatened, that pertain to or challenge the right of the Company to use such Intellectual Property, and (c) the Company has not granted any licenses or other rights and has no obligation to grant licenses or other rights with respect thereto.

             3.31 Corporate Minute Books. The minute books of the Company (true copies of which have been provided to Champion and Buyer) contain complete and accurate records of all meetings and other corporate actions of its stockholders and directors and committees of directors (if any).

             3.32  Suppliers and Customers.

                    3.32.1  A true and complete list of all
suppliers or vendors of products or services to the Company aggregating more than $500,000 (at cost) annually for calendar year 1994, the address of each such supplier or vendor, and the amount sold to the Company during such period is set forth in Exhibit 3.32 hereto.

                    3.32.2  A true and complete list of each
customer of the Company aggregating more than $500,000 in revenues annually during calendar year 1994, the address of each such customer, and the amount purchased by each such customer from the Company during such periods are set forth in Exhibit 3.32 hereto. True and correct copies of all dealer and other agreements relating to such customers have been delivered to Champion and Buyer.

                    3.32.3  To the best knowledge of the
Sellers, none of the customers or suppliers of the Company described in Exhibit 3.32 hereof intends to cease purchasing from, selling to or dealing with the Company, alter in any material respect the amount of such purchases, sales or the extent of dealings with the Company or alter in any material respect the amount of such purchases, sales or dealings in the event of the consummation of the transactions contemplated hereby.

             3.33  Illegal Payments.  Neither the Company
nor any of its directors, officers, agents, or employees, or other persons acting on behalf of the Company have, directly or indirectly, (a) used any corporate funds of the Company for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, (b) made any unlawful payments on behalf of the Company to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (d) knowingly made any false or fictitious entry on the books or records of the Company, or (e) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment on behalf of the Company.

             3.34 Disclosure. Neither this Agreement nor any Exhibit hereto, nor any schedule, certificate, statement, writing, financial statement or document furnished or to be furnished to the Buyer, its agents or representatives, by or on behalf of the Sellers in connection with this Agreement or any of the transactions contemplated hereby contains or will contain, as of the date thereof, any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not false or misleading. No fact is known to any of the Sellers which materially and adversely affects the Company's Business or any of the Company's assets which has not been set forth in the Exhibits hereto. The Sellers shall from time to time, up to and including the Closing, promptly provide to the Buyer any and all information concerning the Business which might materially affect the accuracy or completeness of information contained herein or otherwise furnished to the Buyer.

     4.      REPRESENTATIONS AND WARRANTIES OF BUYER AND
CHAMPION

     Buyer and Champion, jointly and severally, hereby represent and warrant, as follows, each of which shall be deemed to be independently material and to have been relied upon by the Sellers:

             4.1    Organization; Good Standing.  Buyer and
Champion are corporations duly organized, validly existing and in good standing under the laws of the State of Michigan.

             4.2    Authority Relative to this Agreement.
Buyer and Champion each have the full legal right and power and all authority and approval required by law to enter into this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto, and to perform fully their respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto have been duly authorized by all necessary corporate action on the part of Buyer and Champion. This Agreement and the documents and instruments to be executed and delivered by it pursuant hereto are and will be the legal, valid and binding obligations of Buyer and Champion, enforceable against each of them in accordance with their terms, except to the extent to which enforcement may be limited by laws relating to bankruptcy and insolvency, moratorium and similar laws relating to the enforcement of creditors rights and by general principles of equity (regardless of whether in an action at law or in equity).

             4.3    Consents and Approvals; No Violation.
The execution, delivery and performance by Buyer and Champion of this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto will not:
(a) violate any provision of Buyer's or Champion's articles of incorporation or by-laws; (b) contravene or constitute a default under any indenture, mortgage, lease or other agreement to which Buyer or Champion is a party or is bound, or by which any of the properties or assets of Buyer or Champion may be bound or affected; or (c) result in a violation of any law, statute, ordinance, regulation, judgment, injunction, order, decree or award of any court or governmental authority or body having jurisdiction over Buyer or by which either of them is bound. On or before the Closing, Buyer and Champion shall cause or effect any action by, or notice or disclosure to, or filing or registration with, any governmental body, agency or official as Buyer or Champion may be required by law to do in connection with the transactions contemplated hereby.

             4.4 Litigation. There are no legal actions, suits, arbitrations, or other legal or administrative proceedings or investigations before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, pending or, to the best knowledge of Buyer and Champion, threatened against or affecting Buyer or Champion which, if adversely determined, would materially affect the Buyer's or Champion's ability to perform its obligations under this Agreement.

     5.      CERTAIN COVENANTS

             5.1    Conduct of Business.  From the date
hereof until the Closing, Sellers shall conduct the Business and operations of the Company in accordance with past practice and in the ordinary course of business, shall maintain the Company's current business organization and goodwill, shall use their best efforts to continue to retain the services of the Company's present officers, employees and consultants, shall preserve the Company's relationships with dealers, customers, suppliers and others having business dealings with the Company, and shall not enter into any transaction or perform any act which would constitute a breach of the representations, warranties, covenants and agreements contained herein. Sellers will, consistent with this Section 5.1 and Section 5.2, continue to conduct the business of the Company only in the ordinary course in accordance with past practice and will take no action which could reasonably be expected to result in the Purchased Assets not fully reflecting the earnings of the Company for such period.

             5.2    Certain Changes or Events.  From the
date hereof until the Closing, except as specifically provided herein, as described in Exhibit 5.2 or with the prior written consent of Buyer and Champion, Sellers shall not:

                    (a)  take any action to amend the
     Company's articles of incorporation or by-laws,

                    (b)  issue, sell or otherwise dispose of
     any of its authorized but unissued capital stock,

                    (c)  declare or pay any dividend or make
     any other distribution in cash or property on its capital stock (other than the Permitted Dividend) or redeem or otherwise acquire any of its capital stock,

                    (d)  merge or consolidate with or into
     any corporation,

                    (e)  make or become liable for any wage
     or salary increase, bonus, profit-sharing or incentive payment to any of its officers, directors, employees or stockholders,

                    (f)  sell or otherwise dispose of or
     encumber any of its properties or assets other than in sales or dispositions in the ordinary course of business or in connection with normal repairs, renewals and replacements,

                    (g)  modify, amend or cancel any of its
     existing leases or enter into any commitments, contracts, agreements, leases, warranties, guarantees or understandings other than in the ordinary course of business,

                    (h)  fail to operate the Business in the
     customary manner and in the ordinary and regular course of business and to maintain in good condition its business premises, plant, fixtures, furniture and equipment, reasonable wear and tear excepted,

                    (i)  cancel or compromise any debt or
     claim related to its assets, other than in the ordinary course of business,

                    (j)  waive or release any rights of
     value relating to its assets, other than in the ordinary course of business,

                    (k)  transfer or grant any rights in or
     under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, service marks, brand marks, brand names or copyrights, or with respect to any know-how, processes or formulas, relating to its assets, other than in the ordinary course of business,

                    (l)  enter into any employment contract
     with any officer or employee, or make any loan to, or enter into any transaction of any other nature with any of its directors, officers or employees, the Shareholders or any member of their immediate families or any affiliate thereof,

                    (m)  enter into any transaction,
     contract or commitment with respect to its assets, other than in the ordinary course of business,

                    (n)  suffer any casualty loss or damage
     (whether or not such loss or damage shall have been covered by insurance) of $250,000 or more singly or in the aggregate for all casualty losses and damage,

                    (o)  suffer any material adverse change
     in its financial condition, results of operations, Purchased Assets, liabilities or business prospects,

                    (p)  take any other action which might
     adversely affect the interest of Buyer hereunder or diminish the value of the Company as a going concern,

                    (q)  alter the manner of keeping the
     Company's books, accounts or records or the accounting practices therein reflected, including any change in the costing standards reflected in the Financial
     Statements,

                    (r)  fail to maintain the corporate
     existence of the Company,

                    (s)  fail to maintain in full force and
     effect all policies of insurance now in effect,

                    (t)  fail to duly and timely file all
     reports and returns required to be filed with any governmental agency and promptly pay all Taxes unless diligently contested in good faith by appropriate proceedings,

                    (u)  alter the physical contents or
     character of any of its inventories so as to affect the nature of the Business or result in a change in the total dollar valuation thereof or otherwise take any action or refrain from taking action as would result in any change in the Purchased Assets or the Assumed Liabilities other than in the ordinary course of business consistent with past practice, or

                    (v)  enter into any contract, agreement
     or commitment with respect to, or propose or authorize, any of the actions described in the foregoing clauses
     (a) through (u).

             5.3 Access to Information. Between the date hereof and the Closing Date, Sellers shall (i) afford Buyer, Champion and their representatives access, during normal business hours, to all of the Company's business operations, properties, financial statements, books, past and present insurance policies, files, records, work papers, schedules, financial data and all financial information and documents furnished to the Company's auditors in connection with the audits of the Company's Financial Statements and the Audited Closing Financial Statements, (ii) cooperate with Buyer and Champion and their representatives in the examination thereof, (iii) furnish Buyer, Champion and their representatives with all information with respect to the Business, the Purchased Assets and the Assumed Liabilities as Buyer or Champion may reasonably request, and
(iv) furnish Buyer, Champion and their representatives with copies of such documents as may be reasonably requested.
The Sellers shall cause the Company's auditors to give to Champion's auditors, Price Waterhouse, full access to all work papers, schedules, financial data and all financial information and documents relating to the audits of the Company's Financial Statements and the Audited Closing Financial Statements. Between the date hereof and the Closing Date, all such information furnished to the Buyer and/or Champion shall be subject to the terms of the letter between the Company and Champion dated November 15, 1994. Buyer, Champion and their representatives shall have the right to discuss the affairs of the Company with the directors, officers, employees, consultants, auditors, advisors and agents of the Company. No such examination, however, shall constitute a waiver or relinquishment by Buyer or Champion of their rights to rely upon Sellers' representations, warranties, covenants and agreements as made herein or pursuant hereto. In addition, as promptly as practicable after the date hereof, Sellers will supplement
Exhibit 3.32 to include the information specified in Sections 3.32.1 and 3.32.2 with respect to calendar year 1993.

             5.4 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement, and to satisfy all of the conditions to the Closing to be satisfied by such party, including using its best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities and third parties, and effecting all necessary registrations and filings. Without limiting the generality of the foregoing, the parties shall, as promptly as practicable after the date hereof file appropriate HSR Forms with the FTC and DOJ as required by the HSR Act and such HSR Forms shall be accompanied by a request for early termination of the applicable waiting period under the HSR Act. Each of the parties hereto agrees not to take any action or fail to take any action that would be likely to cause any representation or warranty contained in this Agreement to cease to be true or accurate or that would be reasonably likely to prevent the performance of any covenant or the satisfaction of any condition contained in this Agreement. Sellers shall immediately advise Buyer and Champion in writing in the event that any of the representations or warranties of Sellers shall be untrue or incorrect in any respect or any of them shall become aware of the occurrence of any event or state of facts which results in any of such representations and warranties not being true or correct as if then being made by them.

             5.5 Communications With Agencies. Sellers will promptly transmit to Buyer and Champion copies of any communications with any federal or state regulatory agencies received after the date hereof which relate to the Business.

             5.6    Financials.  (a) Sellers shall cause to
be prepared and will deliver to Buyer and Champion promptly after the same are prepared the monthly financial statements of the Company. All such monthly statements shall be prepared on a basis consistent with the Financial
Statements.

     (b) Sellers shall cause the 1992 Financial Statements referred to in Section 3.6.1 to be audited by the Auditor in accordance with generally accepted auditing standards as promptly as practicable under the circumstances. The audited 1992 Financial Statements shall be prepared in accordance with and shall comply with the requirements of Regulation S-X promulgated by the Securities and Exchange Commission. Such audited 1992 Financial Statements shall be delivered to Buyer and Champion at the same time as they are delivered to Sellers.

             5.7    Takeover Proposals.  Sellers will not
authorize or permit any of the officers, directors or employees of the Company or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by any of the Sellers to, solicit or encourage the making of, or agree to or endorse any Takeover Proposal (as defined below), or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such proposal. The Sellers will promptly advise Buyer and Champion orally and in writing of any such proposals. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any proposal or offer to acquire in any manner any equity interest in, or any portion of the assets (other than in the ordinary course of business consistent with past practice) of, the Company other than the transactions contemplated or permitted by this Agreement.

     6.      CERTAIN AGREEMENTS AND UNDERSTANDINGS OF THE
PARTIES

             6.1    Permitted Dividend.

                    6.1.1  Buyer and Champion acknowledge
that, in light of the fact that the Company has elected to be treated as an S Corporation under the Code, the Company may declare on or prior to December 30, 1994 and pay on or prior to the Closing Date a cash dividend in an amount which would not reduce Preliminary 1994 Stockholders Equity below $1,175,000 and may declare on or after December 31, 1994 and prior to the Closing Date an additional cash dividend in an amount which would not reduce Audited Closing Stockholders Equity below $1,175,000 (collectively, the "Permitted Dividend"). The Preliminary 1994 Balance Sheet and the Audited Closing Balance Sheet shall include accruals for the Permitted Dividend. Sellers acknowledge that the accrual and payment of such Permitted Dividend shall not relieve Sellers of any of their duties or obligations under this Agreement including, but not limited to, the Preliminary 1994 Stockholders Equity or the Audited Closing Stockholders Equity standards of Section 2.1.5.

             6.2 Employment Agreements. At the Closing, John E. Drake shall enter into an employment agreement with the Buyer in the form attached hereto as Exhibit 6.2(1) and Garland Gandy, William Garrett, Alan T. Robinson and
Sarah L. Clegg shall each enter into an Employment Agreement in the form attached hereto as Exhibit 6.2(2) (collectively, the "Employment Agreements"). The foregoing persons are sometimes referred to herein as the "Executives." The provisions of this Section 6.2 (including the forms of Exhibits 6.1 and 6.2) and Section 6.3 (including the form of
Exhibit 6.3) shall be modified in such manner as may be mutually agreed upon by Buyer, Champion and the Company to account for the leased employee arrangements with Advanced Employment Concepts, Inc. and the termination thereof and/or changes therein pursuant to Section 8.1(z) hereof.

             6.3 Option Agreements. At the Closing, each of the Executives and Champion shall enter into a stock option agreement in the form attached hereto as Exhibit 6.3
(collectively, the "Option Agreements").

             6.4    Noncompetition Agreements.  At the
Closing each of the Sellers other than Mr. and Mrs. Silvertooth shall enter into a noncompetition agreement with Buyer and Champion, which agreement will be in the form attached hereto as Exhibit 6.4(1) in the case of the Company and Exhibit 6.4(2) in the case of the Shareholders (collectively, the "Noncompetition Agreements").
             6.5    Security Deposits.  All security
deposits, progress payments, credits and the like which the Company has received pursuant to any purchase orders, leases or agreements assigned to or assumed by Buyer pursuant to this Agreement shall be paid to Buyer at the Closing. All security deposits which have been paid by the Company to third parties under any leases or agreements assigned to or assumed by Buyer pursuant to this Agreement are a part of the Purchased Assets and at the Closing shall become the property of Buyer for the payment of no additional consideration.

             6.6 Power of Attorney. Without limitation of any provision of this Agreement, effective upon the Closing, the Company constitutes and appoints each of Buyer and Champion and their successors and assigns the true and lawful attorney of the Company, with full power of substitution, in the name of Buyer or in the name of the Company, but for the benefit of Buyer, (i) to collect for the account of Buyer all items transferred or intended to be transferred to Buyer hereunder, (ii) to institute and prosecute all proceedings which Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets, and to do all such acts and things in relation thereto as Buyer shall deem advisable; and (iii) to take all actions which Buyer may deem proper in order to provide to Buyer the benefits under any claims, contracts, agreements, arrangements, licenses, leases, commitments, sales orders, purchase orders or other documents or instruments of the Company transferred or intended to be transferred to Buyer hereunder. Each of the Sellers acknowledges that these powers are coupled with an interest and, upon the Closing, shall not be revocable in any manner or for any reason. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing power, including any amount payable as interest in respect thereof.

             6.7 Employees. Buyer shall offer employment to all active employees of the Company as of the Closing Date (other than the Executives) on an at-will basis, at their current wage levels and with hospitalization insurance, sick time, holiday and vacation benefits substantially equivalent to that described in the
Exhibit 6.7 hereto, provided, however, that nothing contained herein shall preclude Buyer from offering additional or different benefits or terms of employment in the future. Immediately prior to the Closing Date, Sellers shall terminate all active employees of the Company.
Sellers agree to cooperate and encourage such employees to become employees of Buyer. The provisions of this Section
6.7 shall be modified in such manner as may be mutually agreed upon by Buyer, Champion and the Company to account for the leased employee arrangements with Advanced Employment Concepts, Inc. and the termination thereof and/or changes therein pursuant to Section 8.1(z).

             6.8    Post Closing Receipts.  After the
Closing, Sellers will immediately notify and transfer to Buyer any payments or other receipts any of them receives in respect of any Purchased Assets intended to be transferred to Buyer, including by way of example and not of limitation, any Receivables. Pending any such transfer Sellers will segregate any such payments from their other assets and will clearly mark or designate them as the property of Buyer.

     7.      CLOSING

             7.1    Closing Date.  The closing of the
transaction contemplated by this Agreement (herein called the "Closing") shall take place at the offices of Miller, Canfield, Paddock and Stone, P.L.C., 1400 North Woodward Avenue, Suite 100, Bloomfield Hills, Michigan 48303-2014, at 10:00 a.m. (local time) on February 3, 1995 or such other date, time and place as Champion, Buyer and the Company mutually agree. The date on which the Closing actually occurs is referred to herein as the "Closing Date."

             7.2 Deliveries by Sellers. At the Closing, Sellers shall deliver to Buyer the reports, resolutions, schedules, contracts, leases, agreements and other papers required pursuant to this Agreement, and executed warranty deeds, bills of sale, endorsements, assignments, registrations and other instruments of transfer and conveyance, all in form and substance satisfactory to counsel for Buyer, as shall be effective to vest in Buyer all of the right, title and interest of Sellers in and to the Purchased Assets, free and clear of all Encumbrances. Sellers shall take all such steps as may be necessary to put Buyer in actual possession and operating control of the Purchased Assets, and Sellers agree that at any time or from time to time after the Closing Date, upon request of Buyer or Champion, Sellers will execute, acknowledge and deliver such other and further instruments of conveyance and transfer and take such other action as Buyer may reasonably require to vest more effectively in Buyer title to any of the Purchase Assets.

             7.3    Deliveries by Buyer.  At the Closing,
Buyer shall pay the Purchase Price in accordance with
Section 2.1 and shall deliver to Sellers the instruments of assumption of the Assumed Liabilities, reasonably satisfactory in form and substance to Sellers' counsel.

             7.4 Certain Closing Expenses. Buyer shall be liable for and shall pay all state and local sales and use taxes, documentary stamp taxes, land transfer taxes and recording and filing fees properly payable upon and in connection with the conveyance and transfer of the Purchased Assets to Buyer and Sellers shall be liable for and shall pay all Taxes referred to in Section 11.2.

     8.      CONDITIONS TO CLOSING

             8.1    Conditions to Obligations of Buyer and
Champion. The obligations of Buyer and Champion to close the transactions contemplated by this Agreement are subject to the prior fulfillment of each of the following conditions; provided; however, that Buyer and Champion may waive any one or more of such conditions:

             (a)    Sellers shall have complied with and
performed all the terms, covenants and conditions of this Agreement required to be complied with and performed by Sellers on or prior to the Closing Date, and shall have made all of the deliveries required to have been made hereunder by Sellers on or prior to the Closing Date.

             (b)    All of the representations and
warranties made by Sellers contained in this Agreement shall be true and correct on the Closing Date, as if made on the Closing Date.

             (c) All necessary governmental approvals and consents of third parties to the transactions contemplated by this Agreement shall have been obtained and the same shall be in form and substance reasonably acceptable to Buyer and Champion and the applicable waiting period under the HSR Act shall have expired or been terminated.

             (d)    Sellers shall have delivered to Buyer
and Champion the resolutions of the Company's Board of Directors and Shareholders authorizing the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby, certified by the Secretary of the Company.

             (e)    Sellers shall have furnished Buyer and
Champion with a favorable opinion, dated the Closing Date, of Thomas R. Bevill, Esq., counsel for the Shareholders and the Company, addressed to Buyer, in form and substance customary for transactions of the character contemplated in this Agreement and otherwise reasonably acceptable to Buyer and Champion.

             (f) Sellers shall have furnished Buyer and Champion with a certificate, executed by the President of the Company and by the Shareholders, certifying that each of the conditions set forth in Section 8.1(a), (b), (c), (j),
(k), (q), (v), (aa) and (ab) has been satisfied.

             (g)    All legal matters in connection with
this Agreement and the Closing hereunder shall be approved by Messrs. Miller, Canfield, Paddock and Stone, P.L.C., counsel for Buyer and Champion; and there shall have been furnished to such counsel by the Sellers such corporate and other records and information as they may reasonably have requested for such purpose.

             (h)    Buyer and Champion shall have received
assurances from their auditors, Price Waterhouse, that the Financial Statements referred to in Section 3.6.1(a) comply with the requirements of the Securities Act of 1933, as amended (the "1933 Act") and the Securities Exchange Act of
1934, as amended (the "1934 Act") and the rules promulgated thereunder with respect to the financial statements of the Company which would be required to be included in registration statements or reports that may be filed or are required to be filed by Champion, Buyer, the Company or any of their respective affiliates under the 1933 Act or the 1934 Act.

             (i)    Buyer and Champion shall have received
all permits necessary in Buyer's opinion to operate the Business after the Closing.

             (j)    Prior to the Closing Date, the Company
shall not have incurred, or be threatened with, a material liability or casualty which would materially impair the value of the Purchased Assets.

             (k)    No action, suit, proceeding or
investigation shall have been instituted before any court or governmental body, or instituted by any governmental agency, to restrain or prevent the carrying out of the transactions contemplated by this Agreement or which might affect the right of Buyer to own, operate and control the Business or the Purchased Assets after the Closing Date.

             (l)    Buyer and Champion shall have received
written report(s) of a site assessment and environmental audit, in scope, form and substance, and prepared by an independent, competent and qualified engineer, satisfactory to Buyer and Champion, and any updates thereof deemed necessary or appropriate by Buyer and Champion, and Buyer and Champion shall be satisfied, in their sole and absolute discretion, that there will not be at and after the Closing any basis for the imposition on Buyer or Champion of any liability under any Environmental Law. The Company shall pay the cost of any such reports.

             (m)    Sellers shall have provided to Buyer or
Champion confirmation from the Tax Comptroller of the State of Texas showing that all Tax returns and reports required to be filed by the Company prior to the Closing have been filed and that all Taxes shown on such reports have been paid.

             (n)    Reserved.

             (o)    Buyer and Champion shall have received
Uniform Commercial Code lien searches with respect to the Purchased Assets and A.L.T.A. commitments for owner's policies of title insurance for the real property described in Exhibit 1(d) hereto (the "Title Commitments"), and an
A.L.T.A. survey of such real property in form and content satisfactory to Buyer and Champion.

             (p) Buyer and Champion shall have reviewed, investigated, ascertained and verified to their sole, complete and unfettered satisfaction all aspects of the financial statements, business, properties, assets, contracts, past and present insurance arrangements, employment arrangements (leased or otherwise), customer and dealer relations and affairs of the Company, the Purchased Assets, the Assumed Liabilities and the Excluded Liabilities, all facts, information, and other matters regarding the Company referred to in this Agreement or given or provided in connection with this Agreement and other due diligence reviews and investigations of the Company and the Sellers as Champion and Buyer may deem advisable or appropriate, and the results of such investigations shall be satisfactory to Buyer and Champion in all respects in each of their sole, complete and unfettered discretion.

             (q)    No fire or other casualty shall have
destroyed (i) $250,000 or more in replacement cost of the Purchased Assets, or (ii) any part of the Purchased Assets which would have an adverse effect on the Business (whether or not in excess of $250,000) whether or not such casualty is covered by insurance, and no event shall have occurred which has or reasonably may have an adverse effect upon the Business, the Purchased Assets, the Assumed Liabilities or business prospects of the Business.

             (r) Sellers shall have provided to Buyer and Champion the requisite certification required under Code
Section 1445 relating to foreign sellers of U.S. real estate.

             (s)    Sellers shall have delivered to Buyer
and Champion an affidavit, in form acceptable to the title company issuing the Title Commitments certifying that the real property is free from claims for mechanic, materialmen and laborer's liens or any other liens or assessments.

             (t)    The Executives shall have executed and
delivered to Buyer and Champion the Employment Agreements and the Option Agreements.

             (u)    The Sellers other than the Executives
shall have executed and delivered to Buyer and Champion the Noncompetition Agreements.

             (v)    Sellers shall have taken such corporate
action as may be appropriate to change the name of the Company to a name which is not confusingly similar to its present name and shall have delivered such instruments as may be required to be filed with all governmental authorities to so change the Company's name.

             (w)    The transactions contemplated in the CHI
Purchase Agreement shall be consummated simultaneously with the Closing.

             (x)    Sellers shall have delivered to Buyer
and Purchaser the Preliminary 1994 Financial Statements and the certified calculations of the Preliminary 1994
Stockholders Equity and Preliminary 1994 EBIT and any questions or disputes with respect thereto shall have been resolved to the satisfaction of Buyer and Purchaser.

             (y)    Reserved.

             (z)    If desired by Champion and Buyer in
their discretion, Buyer shall have entered into new or revised arrangements with Advanced Employment Concepts, Inc. relating to employees leased to the Company which are to be leased to, or employed by, Buyer on terms reasonably acceptable to Champion and Buyer.

             (aa)   Buyer's receipt of all necessary
approvals and consents of third parties, including, without limitation, all appropriate governmental authorities, commissions, agencies and bodies, so that Buyer receives, effective no later than the date of Closing, all of those tax abatement benefits previously received by the Company, in amounts not less than those received by the Company, pursuant to that certain Agreement by and between the County of Stephens, Texas and the Company dated as of March 8, 1993.

             (ab)   Buyer's receipt of all necessary
approvals and consents of third parties, including, without limitation, all appropriate governmental authorities, commissions, agencies and bodies, so that Buyer receives, effective no later than the date of Closing, all of those financial benefits previously received by the Company, in amounts not less than those received by the Company, as a result of the Company's designation as an "Enterprise Zone
Project" and that the Buyer receives the designation as an "Enterprise Zone Project."

             (ac) Buyer and Champion shall be satisfied in their sole discretion with the amount of potential liability associated with the Assumed Litigation.

             (ad)   Buyer, Champion and the Company, and if
requested by Buyer and Champion the other Sellers, shall have entered into agreements with respect to the defense of the Assumed Litigation and the defense of other third party claims that may be the subject of indemnification claims under this Agreement upon terms and conditions reasonably acceptable to Buyer and Champion.



             8.2    Conditions to Obligations of Sellers.
The obligations of Sellers to close the transaction contemplated by this Agreement are subject to the prior fulfillment of each of the following conditions; provided, however, that the Company may waive any one or more of such conditions:

             (a) Buyer and Champion shall have complied with and performed all the terms, covenants and conditions of this Agreement required to be complied with and performed by Buyer and Champion on or prior to the Closing Date, and shall have made all of the deliveries required to have been made hereunder by Buyer and Champion on or prior to the Closing Date.

             (b)    All of the representations and
warranties made by Buyer and Champion contained in this Agreement shall be true and correct on the Closing Date, as if made on the Closing Date.

             (c) All necessary governmental approvals and consents of third parties to the transactions contemplated by this Agreement shall have been obtained, and the waiting period under the HSR Act shall have expired or been terminated.

             (d)    Buyer and Champion shall have delivered
to Sellers the resolutions of its respective Board of Directors authorizing the execution, delivery and performance by Buyer and Champion of this Agreement and the transactions contemplated hereby, certified by the Secretaries of Buyer and Champion.

             (e) Buyer and Champion shall have furnished Sellers with a favorable opinion, dated the Closing Date, of counsel for Buyer and Champion, addressed to Sellers, in form and substance customary for transactions of the character contemplated in this Agreement and otherwise reasonably acceptable to the Company.

             (f)    Buyer and Champion shall have furnished
Sellers with a certificate, executed by the president of Buyer and of Champion, certifying that each of the conditions set forth in Section 8.2(a) and (b) has been satisfied.

             (g)    All legal matters in connection with
this Agreement and the Closing hereunder shall be approved by Thomas R. Bevill, Esq., counsel for the Sellers; and there shall be furnished to such counsel for the Sellers such corporate and other records and information as they may reasonably have requested for such purposes.

             (h) Buyer and Champion, as applicable, shall have executed and delivered the Employment Agreements, the Option Agreements and the Noncompetition Agreements to be executed by them.

             (i)    The personal guarantees executed by
certain Shareholders of the obligations of the Company identified on Exhibit 8.2(i) hereto shall have been released or Buyer shall have agreed to indemnify the Shareholders from liability thereunder.

             (j)    Buyer shall have delivered the Texas
Sales Tax Resale Certificate referred to in Section 3.13.5.

     9.      SURVIVAL; INDEMNIFICATION AND RELATED MATTERS

             9.1    Survival Past Closing.  Any
investigation or examination by Buyer or Champion of the Business, properties or affairs, of the Company or the Shareholders shall not affect the representations and warranties of the Sellers herein contained, and the respective representations and warranties of the parties herein contained shall survive the Closing.

             9.2    Indemnification by Sellers.  Subject to
Section 9.4 hereof, Sellers shall indemnify, defend and hold Buyer, Champion and their respective officers, directors, parent, subsidiaries and affiliates (collectively "Buyer Indemnified Parties") harmless from and against any and all liabilities, losses, damages, claims, fines, penalties, costs and expenses (including, without limitation, reasonable attorneys and accounting fees) ("Damages") incurred by any of the Buyer Indemnified Parties arising out of or resulting from:

             (a)    All debts, liabilities and obligations
of any of the Sellers, whether accrued, absolute, contingent, known or unknown, or otherwise, including, without limitation, the Excluded Liabilities and excluding only the Assumed Liabilities and the Unknown Company
Liabilities (but only up to an amount not exceeding the Sellers Basket Amount as determined pursuant to Section
9.4).

             (b)    Any inaccuracy in any representation or
breach of any warranty of any of the Sellers contained in this Agreement.

             (c)    Any failure by any of the Sellers to
perform or observe, or to have performed or observed, in full any covenant, agreement or condition to be performed or observed by any of them under this Agreement.

             (d)    Any fraud by any of the Sellers.

             9.3    Indemnification by Buyer and Champion.
Subject to Section 9.4 hereof, Buyer and Champion, jointly and severally, shall indemnify, defend and hold Sellers harmless from and against any and all Damages incurred by Sellers arising out of or resulting from:

             (a)    Any inaccuracy in any representation or
breach of any warranty of Buyer or Champion contained in this Agreement.

             (b)    Any failure by Buyer or Champion to
perform or observe, or to have performed or observed, in full any covenant, agreement or condition to be performed or observed by it under this Agreement.

             9.4    Certain Agreements with Respect to
Unknown Liabilities, Limitation on Indemnification and
Apportionment as Between Sellers and CHI Sellers.

                    (a)  For the purposes of this Agreement
     the following terms have the following meanings:

                    "Sellers Basket Amount" means a maximum
             aggregate of $1,000,000 for (i) all Unknown
             Liabilities to be assumed by Buyer or CHI Buyer pursuant to Section 9.4(b) of this Agreement and Section 9.4(b) of the CHI Purchase Agreement and (ii) Damages as to which Champion, Buyer, CHI Buyer or any other person entitled to indemnification may claim against Sellers pursuant to Section 9.2 of this Agreement or against CHI Sellers pursuant to
             Section 9.2 of the CHI Purchase Agreement. The Sellers Basket Amount shall be apportioned between the Sellers and the CHI Sellers pursuant to Section 9.4(i) hereof.

                    "Sellers Cap Amount" means a maximum
             aggregate of $10,000,000 for (i) all Excluded Liabilities and CHI Excluded Liabilities assumed and paid by the Shareholders and CHI Shareholders pursuant to Section 9.4(b) of this Agreement or Section 9.4(b) of the CHI Purchase Agreement and (ii) Damages as to which Sellers actually pay pursuant to Section 9.2 of this Agreement or CHI Sellers actually pay pursuant to Section 9.2 of the CHI Purchase Agreement (but excluding from the calculation of the Sellers Cap Amount Damages and other amounts not subject to the Sellers Cap Amount pursuant to the last sentence of Section 9.4(d) or otherwise under this Agreement). The Sellers Cap Amount shall be apportioned between the Sellers and the CHI Sellers pursuant to Section 9.4(i) hereof.

                    "CHI Excluded Liabilities" has the same
             meaning as "Excluded Liabilities" set forth in
             Section 2.3.3 of the CHI Purchase Agreement.

                    "Unknown Company Liabilities" means
             liabilities of the Company existing at the Closing Date which have arisen in the ordinary course of business of the Company up to the Closing Date and which are not (i) otherwise expressly assumed by Buyer under
             Section 2.3.1,(ii) known to any of Sellers or which should have been known to any of Sellers with a reasonable investigation, (iii) owed to any Shareholder, member of the immediate family of a Shareholder, or any affiliate thereof, or
             (iv) any Taxes (other than expressly assumed by Buyer pursuant to Section 2.3.2(a) hereof).

                    "Unknown CHI Liabilities" means
             liabilities of CHI existing at the Closing Date which have arisen in the ordinary course of business of CHI up to the Closing Date which are not (i) otherwise expressly assumed by the CHI Buyer under Section 2.3.2 of the CHI Purchase Agreement (ii) known to any of the CHI Sellers or which should have been known to any of the CHI Sellers with a reasonable investigation, (iii) owed to any CHI Shareholder, member of the immediate family of CHI Shareholder, or any affiliate thereof, or
             (iv) any Taxes (other than expressly assumed by CHI Buyer pursuant to Section 2.3.2(a) of the CHI Purchase Agreement).

                    "Unknown Liabilities" means,
             collectively, all liabilities constituting
             Unknown Company Liabilities and Unknown CHI
             Liabilities.

                    (b)  The parties intend that Buyer under
     this Agreement will assume, and Buyer hereby assumes, and agrees to pay, Unknown Company Liabilities and that CHI Buyer under the CHI Purchase Agreement will assume and agree to pay Unknown CHI Liabilities in a maximum aggregate amount of Unknown Liabilities so assumed not exceeding the Sellers Basket Amount. The parties further intend that Sellers under this Agreement will assume, and hereby assume, and agree to pay, Excluded Liabilities and that CHI Sellers under the CHI Purchase Agreement will assume and agree to pay CHI Excluded Liabilities, whether or not constituting Unknown Liabilities, up to the Sellers Cap Amount. The parties further intend that Buyer and Champion will indemnify the Shareholders (but not the Company), but will not assume, any Excluded Liabilities in excess of the Sellers Cap Amount. For purposes of clarity, the parties intend that neither Buyer nor Champion shall assume or indemnify any of the Sellers in respect of any of the Shareholder Liabilities and that each Shareholder will indemnify Buyer and Champion in respect of such Shareholder's Shareholder Liabilities and such obligation shall not be subject to any of the limitations set forth in this Section 9.4.

                    (c)  Sellers shall not be obligated to
     pay any amount pursuant to Section 9.2 until the Buyer Indemnified Parties incur aggregate Damages in excess of the Sellers Basket Amount. At such time as the aggregate Damages incurred by the Buyer Indemnified Parties shall exceed the Sellers Basket Amount, Buyer Indemnified Parties shall be entitled to the amount of Damages which exceed the Sellers Basket Amount, subject to the provisions of Section 9.4(d) below. The Sellers Basket Amount shall not be applicable to (i) the obligation of the Sellers to indemnify (x) under
     Section 9.2(b) for breach of any representation or warranty under Sections 3.1, 3.2, 3.4, or Section 3.13 to the extent such breach relates to any of the Taxes described in Section 11.2, or any representation or warranty which any Seller knew or with a reasonable investigation should have known was false or incomplete or (y) in respect of any fraud.

                    (d)  Sellers shall not be obligated to
     pay any amount pursuant to Section 9.2 in excess of the Sellers Cap Amount. The Sellers Cap Amount shall not be applicable to any matter described in the last sentence of Section 9.4(c).

                    (e)  Reserved.

                    (f)  For purposes of determining whether
     the Sellers Basket Amount or the Sellers Cap Amount have been exceeded and the amount thereof, all nonduplicative Damages and/or liabilities shall be aggregated. In addition, such amounts shall be net of any insurance proceeds covering the matter in question actually received by Champion or Buyer.

                    (g)  Written notice of any claim by
     Champion or Buyer for indemnification under Section 9.2 hereof must be received by the person required to make such indemnity not later than the third anniversary of the Closing Date, except such time limit shall not apply in respect to (i) any claim related to the items described in the last sentence of Section 9.4(c) above. For purposes of clarity, the time limit of this Section 9.4(g) shall not apply in respect of a claim against a Shareholder in respect of such Shareholder's Shareholder Liabilities.

                    (h)  The parties expressly intend and
     agree that each and every liability, covenant, obligation, representation and warranty of the Sellers under this Agreement shall be joint and several with the intention that Buyer and/or Champion may recover the entire amount of damages, or enforce this Agreement in its entirety against, and/or obtain other remedies that may be available under applicable law in connection therewith from any one or more of the Sellers in their discretion without any requirement to join or to otherwise proceed against any other Seller; except that each Shareholder shall be responsible for such Shareholder's Shareholder Liabilities and the other Shareholders shall have no responsibility therefor.

                    (i)  As of any date of determination,
     the Sellers Basket Amount and the Sellers Cap Amount shall be apportioned between Sellers and the CHI Sellers based upon the aggregate Damages, Unknown Liabilities, Excluded Liabilities and/or CHI Excluded Liabilities, as applicable, attributable to the Company or CHI as of such date by applying a percentage, the numerator of which shall be the aggregate amount of Damages, Unknown Liabilities, Excluded Liabilities and/or CHI Excluded Liabilities attributable to the Company or CHI as of such date, as applicable, and the denominator shall be the aggregate amount of Damages, Unknown Liabilities, Excluded Liabilities and/or CHI Excluded Liabilities as of such date. Exhibit 9.4 hereto sets forth illustrations as to the operation of such apportionment.

     10.     TERMINATION OF AGREEMENT

             10.1  Events of Termination.  This Agreement
may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date:

                  (i)    by the mutual consent of the
     Company and Buyer;

                 (ii)    by Buyer and Champion, if any of
     the Sellers breach in any material respect any of their representations, warranties, covenants or agreements contained in this Agreement;

                (iii)    by Sellers, if Buyer or Champion
     breaches in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement;

                 (iv)    by either Buyer, Champion or
     Sellers, if any of the conditions to Closing is not fulfilled (or waived by the party for whose benefit the conditions exist) on or prior to the Closing Date;

                  (v)    by either Buyer, Champion or
     Sellers, if the Closing has not occurred on or prior to 11:59 p.m., local time, on March 1, 1995, provided that a party may not terminate this Agreement pursuant to this provision if such party is in material breach of any of its covenants or agreements contained in this Agreement;
                 (vi)    by Buyer and Champion pursuant to
     Section 2.1.5(b).

             10.2 Effect of Termination. In the event that either party shall elect to terminate this Agreement pursuant to any provision contained herein expressly giving such party the right to terminate this Agreement, this Agreement shall forthwith terminate and have no further effect, and neither party shall have any further obligation or liability (except with respect to those provisions hereof which expressly survive any termination of this Agreement). Notwithstanding the foregoing, the termination of this Agreement pursuant to any provision hereof shall not relieve any party of any liability for a breach of any representation or warranty, or nonperformance of any covenant or obligation hereunder, and any such termination shall not be deemed to be a waiver of any available remedy for any such breach or nonperformance.

             10.3  Employees.  Buyer and Champion, on the
one hand, and the Sellers, on the other hand, each hereby warrants and agrees that if this Agreement is terminated, each party will not, during the one-year period following such termination, directly or indirectly, solicit to leave the employment of the other party or its subsidiaries, any employee of the other party or its subsidiaries as of the date of such termination.

     11.     ACTIONS AFTER CLOSING

             11.1  Books and Records.  From the Closing
Date, Buyer shall maintain such books and records of the Business as having been delivered to it by Sellers until the time for the taking of any federal tax audit of the Company for its fiscal year 1994 shall have expired and shall provide Sellers and their representatives reasonable access thereto in order to enable the Company to (a) prepare its financial statements, (b) prepare its tax returns, and
(c) perform any other acts reasonably related to Sellers' former interest in the Business.

             11.2  Taxes.  Sellers shall file duly and
timely all federal, state and other Tax returns required to be filed by any of them with respect to the operation of the Business prior to the Closing and shall pay and discharge, and shall indemnify and hold Buyer harmless with respect to, all federal, state and local income, franchise and similar Tax liabilities for Taxes based on income (including specifically, but not limited to, any such Taxes of the Company as a result of an invalid or termination of election to be treated as an S Corporation under the Code or the laws of the S State or "built in gains" or similar taxes arising as a result of the fact that the Company did not elect to be treated as an S Corporation until the First S Year) arising out of (a) the operation of the Business and (b) the transactions provided for as contemplated by this Agreement. The indemnity obligations of this Section shall not be subject to the Sellers Basket or Sellers Cap or the time limitation of Section 9.4(g). Any such indemnity obligation relating to personal Tax liability of any Shareholder shall be borne solely by such Shareholder.

             11.3 Name of Company. Immediately after the Closing, the Sellers shall change the name of the Company to another name not confusingly similar to its present name, and shall take all other action as may be required to permit Buyer to adopt the name "Crest Ridge Homes, Inc." or any similar name.

     12.     BROKER

     Each of the Sellers, Buyer and Champion represent and warrant to each other that he/she/it has not dealt with any broker or finder in connection with this transaction. Each of the Sellers, Buyer and Champion hereby each agree to indemnify and hold the others harmless from and against all liabilities (including but not limited to reasonable attorneys' fees), incurred by the others by reason of any claims or suits by any person or persons for brokerage commission, finder's fees or other compensation on account of the transactions contemplated herein. The indemnity obligations of this Section shall not be subject to the Sellers Basket or Cap or the time limitation of Section
9.4(g).

     13.     NOTICES

     All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, forwarded by overnight express (including but not limited to Federal Express, Airborne or similar service) and receipted for by the recipient or an agent of the recipient or mailed by registered or certified United States mail, postage prepaid and return receipt requested, or sent by facsimile transmission, to the following addresses or facsimile numbers (or to such other address or facsimile number of a party as shall have been specified to the other parties to this Agreement by notice):

             In the case of Buyer or Champion:

                    Champion Enterprises Inc.
                    2701 University Drive
                    Suite 320
                    Auburn Hills, Michigan 48326-2566
                    Attention:  President and Chief
Executive Officer
                    Facsimile number: (810) 340-9345

             With a copy to:

                    John J. Collins, Esq.
                    Miller, Canfield, Paddock and Stone,
P.L.C.
                    1400 North Woodward Avenue
                    Suite 100
                    Bloomfield Hills, Michigan  48303-2014
                    Facsimile number:  (810) 258-3036

             In the case of Sellers:

                    John E. Drake
                    3700 Cactus Cove
                    P.O. Box 1516
                    Breckenridge, Texas  76424

             With a copy to:

                    Thomas R. Bevill, Esq.
                    115 W. Walker Street
                    Breckenridge, Texas  76424

                    and

                    John Davis
                    124 Greenwood Drive
                    Dixie Hills Subdivision
                    Americus, Georgia  31709

             14.    MISCELLANEOUS

             14.1  Expenses.  Except as stated herein, the
parties hereto shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby and the Shareholders shall pay all such expenses incurred by the Company. The expenses of furnishing documents required under this Agreement shall be borne by the party who is obligated to furnish the same.

             14.2 Assignment and Succession. Champion and Buyer shall have the right to assign this Agreement and their rights and obligations hereunder, but no such assignment shall relieve Champion or the Buyer of their obligations hereunder. Except as provided in the preceding sentence, this Agreement may not be assigned by any party without the prior written consent of the others. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legatees, personal representatives and permitted successors and assigns, and no other person whatsoever except that
Article IX shall inure to the benefit of each of the Buyer Indemnified Parties. Without limiting the generality of the foregoing, the parties expressly intend and agree that this Agreement shall not inure to the benefit of any creditor or employee (including any leased employee) of the Company or any of the other Sellers. For the purposes of this Agreement, the term "party" shall mean Buyer, Champion, the Company or the Shareholders as the context indicates.

             14.3  Entire Agreement.  This Agreement
represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior negotiations between such parties, and cannot be amended, supplemented or modified orally, but only by an agreement in writing signed by the party against whom enforcement of any such amendment, supplement or modification is sought and making specific reference to this Agreement, except (i) that this Agreement in the case of Sellers may be amended as provided in Section
14.13 and (ii) that Sections 6.2 and 6.7 shall be amended as provided therein.

             14.4  Counterparts.  This Agreement may be
executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

             14.5  Section and Paragraph Headings.  The
section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

             14.6 Governing Law and Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to its conflict of laws rules. Any and all actions concerning any dispute arising under this Agreement shall be filed and maintained only in the Circuit Court for the County of Oakland, Michigan or the U.S. District Court for the Eastern District of Michigan. BUYER AND EACH SELLER HEREBY SUBMIT TO THE JURISDICTION OF SUCH COURTS AND EACH WAIVES THE RIGHT TO TRIAL BY JURY AND ANY OBJECTION TO VENUE BASED ON FORUM NON CONVENIENCE.

             14.7 Severability. If any provisions of this Agreement as applied to any part or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.

             14.8  Certain References.  The term "herein",
"hereof" or "hereunder" or similar terms used in this Agreement refer to this entire Agreement and not to the particular provision in which the term is used. Unless otherwise stated, all references herein to Articles, Sections, subsections or other provisions are references to Articles, Sections, subsections or other provisions of this Agreement.

             14.9 Interpretation. This Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of either party.

             14.10 Confidentiality. Prior to the Closing, neither party to this Agreement shall directly or indirectly make or cause to be made any public announcement or issue any public notice in any form with respect to this Agreement or the transactions contemplated hereby, without the consent of the other party except if in the opinion of either party's counsel it is required by law to make such disclosure. If the Closing of the transactions contemplated hereby does not occur for any reason, Buyer shall return to the Sellers all reports, documents, work papers and other materials obtained from the Sellers (and all copies of summaries and extracts thereof) and will keep the same confidential and not disclose their contents to anyone but its attorneys, accountants and executive officers.

             14.11  Champion Guarantee.  Champion hereby
unconditionally guarantees to Sellers the prompt payment and performance by Buyer of all of its obligations under this Agreement.

             14.12  Waiver of Bulk Transfer Compliance.
Buyer waives compliance with the provisions of the UCC and comparable statutes of the State of Texas relating to bulk transfers in connection with the sale of the Purchased
Assets hereunder, subject to the indemnities of Seller contained in this Agreement. Nothing in this Section 14.12 shall estop or prevent Buyer or the Company from asserting as a bar or defense to any action or proceeding brought under those laws that they do not apply to the sale of the Purchased Assets hereunder.

             14.13  Action by Sellers.  In each place in
this Agreement and the Exhibits hereto where consent or agreement of the Sellers (including, without limitation, any amendment or waiver to this Agreement) is required or permitted, such consent or agreement (including, without limitation, any amendment or waiver to this Agreement) shall be deemed for all purposes to be effective if the Company and the Shareholders owning a majority of the issued and outstanding common stock of the Company as of the date the consent or agreement is to be effective (or if to be effective after the Closing Date, as of the Closing Date) shall so consent and/or agree.


        [Remainder of Page Intentionally Left Blank]

                    IN WITNESS WHEREOF, the parties hereto
have executed this Agreement as of the date first above written.

COMPANY:

CREST RIDGE HOMES, INC.


By _____________________________

Its _______________________


SHAREHOLDERS:

________________________________
John E. Drake


________________________________
Sandra K. Drake


________________________________
David H. Silvertooth


________________________________
Rose Ann C. Silvertooth


________________________________
John G. Davis

________________________________
Maye Davis


________________________________
Catherine F. Davis


________________________________
Ina D. Toms


________________________________
Virginia A. Davis


________________________________
Terrell R. Bridges


________________________________
Frances B. Bridges


________________________________
John J. McKane


________________________________
Sara Jane McKane


________________________________
Donnie H. Russell



________________________________
J.D. Chandler


________________________________
Mary Jo Chandler


________________________________
Jouquine Baxley


________________________________
Imogene Baxley

________________________________
Byron Scott Baxley


________________________________
Carolyn Ann Baxley


________________________________
David Alan Baxley


________________________________
Nanci Renee Baxley


________________________________
Michael Don Baxley


________________________________
David M. Bridges


________________________________
Tami Bridges


________________________________
Sam B. Bridges


________________________________
Caroline Bridges


________________________________
Bruce A. Thompson


________________________________
Andrea Thompson


________________________________
William T. Garrett


________________________________
Donna Kay Garrett


________________________________
Garland Gandy


________________________________
Alan T. Robinson


________________________________
Deborah Ann Robinson


________________________________
Sarah L. Clegg


________________________________
Bernard W. Clegg, Jr.



BUYER:

CRHI ACQUISITION CORP.


By _____________________________

Its _______________________



CHAMPION:

CHAMPION ENTERPRISES INC.


By _____________________________

Its _______________________